   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      LANDA MANAGEMENT SYSTEMS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                                                        94-2817962
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION NUMBER)           IDENTIFICATION NUMBER)

                           4151 ASHFORD DUNWOODY RD.
                                   SUITE 505
                               ATLANTA, GA 30319
                                 (404) 531-9956
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             EUGENE SANTA CATTARINA
                      LANDA MANAGEMENT SYSTEMS CORPORATION
                           4151 ASHFORD DUNWOODY RD.
                                   SUITE 505
                               ATLANTA, GA 30319
                                 (404) 531-9956
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

            MICHAEL J. DANAHER, ESQ.                           NILS H. OKESON, ESQ.
             MARTIN J. WATERS, ESQ.                             J. MARK RAY, ESQ.
        WILSON SONSINI GOODRICH & ROSATI                        ALSTON & BIRD LLP
            PROFESSIONAL CORPORATION                           ONE ATLANTIC CENTER
               650 PAGE MILL ROAD                           1201 WEST PEACHTREE STREET
              PALO ALTO, CA 94304                             ATLANTA, GA 30309-3424
                 (650) 493-9300                                   (404) 881-7000

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                       AGGREGATE OFFERING            AMOUNT OF
SECURITIES TO BE REGISTERED                                        PRICE                REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, no par value..............................        $40,000,000                 $11,120
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               (SUBJECT TO COMPLETION) ISSUED             , 1999

PROSPECTUS

                                               SHARES

                              [LOGO OF LANDACORP]

                                  COMMON STOCK

        This is an initial public offering of common stock by Landacorp, Inc.
All of the                shares of common stock being sold in this offering are
being sold by Landacorp.

                               ------------------

        We have applied to list our common stock on the Nasdaq National Market under the symbol "LCOR."

                               ------------------

                                                                 Per Share             Total
                                                              ----------------    ----------------
Initial public offering price...............................         $                   $
Underwriting discounts and commissions......................         $                   $
Proceeds to Landacorp, before expenses......................         $                   $

        We and certain of our stockholders have granted the underwriters an
option for a period of 30 days to purchase up to                additional
shares of common stock.

                               ------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                               ------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

HAMBRECHT & QUIST

                  SG COWEN

                                                    VOLPE BROWN WHELAN & COMPANY

            , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     4
Risk Factors................................................     7
Forward-Looking Statements..................................    16
How We Intend to Use the Proceeds from the Offering.........    17
Dividend Policy.............................................    17
Capitalization..............................................    18
Dilution....................................................    19
Selected Financial Data.....................................    20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    21
Business....................................................    30
Management..................................................    39
Certain Relationships and Related Transactions..............    45
Principal Stockholders......................................    47
Description of Capital Stock................................    49
Shares Eligible for Future Sale.............................    52
Underwriting................................................    54
Legal Matters...............................................    57
Experts.....................................................    57
Where You Can Find More Information.........................    57
Index to Financial Statements...............................   F-1
Signatures..................................................  II-5
Power of Attorney...........................................  II-5

                            ------------------------

        Landacorp(R) is a registered trademark of our company. We have applied to register the trademarks Maxsys(TM), maxMC(TM) and e-maxMC(TM). All other brand names and trademarks appearing in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements before making an investment decision. In this prospectus, unless the context indicates otherwise, "Landacorp," "we," "us" and "our" refer to Landacorp, Inc.

                                   LANDACORP

        We offer business-to-business e-medical management solutions to healthcare payers and providers that are designed to help our clients control the cost and improve the quality of healthcare delivery. Our applications automate and streamline administrative and business processes and facilitate real-time interaction among various healthcare participants. We enable our clients to deliver consistent and appropriate medical care utilizing their chosen clinical guidelines and business process rules. We are also marketing e-medical management solutions that add functionality to payers' Web sites in order to attract repeat visits by members. We refer to Internet-based solutions that generate repeat visits as sticky applications.

        We currently provide our maxMC solution to six payers with more than seven million members and our Maxsys solutions to more than 200 hospital providers. We recently began offering e-maxMC, our Internet-based medical management solution for payer organizations. We believe that the lack of medical management functionality offered by existing Internet-based products and services provides a significant market opportunity for e-maxMC. We have successfully tested e-maxMC internally and expect to complete our beta test of the product in early 2000.

        The Internet is emerging as a powerful tool for connecting healthcare participants, enabling automation of workflow, enhancing the efficiency of case and disease management, and minimizing expenditures on unauthorized or inappropriate care. It is estimated that of the $1.0 trillion spent on healthcare in the U.S., more than $250 billion is wasted through delivery of unnecessary care, performance of redundant tests and procedures and excessive administrative costs. We believe payers and providers will increasingly rely on the Internet to improve and expand their businesses and to control the cost of healthcare delivery. To date, much of the Internet's potential has not been realized by the industry as existing Internet-based products and services have merely linked participants without providing the necessary medical management functionality.

        We leverage our open, ntier system architecture to complement existing legacy and Internet-based products and services by providing comprehensive medical management solutions that employ a rich set of functions, including:

        - care authorization features which apply customer defined and industry standard criteria sets to match payers' clinical guidelines with providers' and members' requests for care;

        - case and disease management tools that assist with the determination of appropriate levels of care, perform short- and long-term care planning and minimize unnecessary procedures; and

        - credentialing tools for maintaining and reviewing physician and other care provider information, such as continuing medical education credits, medical board certifications and adverse actions history.

        Our systems are scalable, flexible and secure, and can be deployed across a broad range of computing environments. As a result, our customers are able to configure and adapt our solutions to fit their specific workflow processes, clinical guidelines, existing information systems and business models.

        Our objective is to be the leading provider of e-medical management solutions for healthcare payers and providers. Key components of our strategy include:

        - aggressively marketing our Internet-based medical management solution;

        - developing sticky applications for member-focused, payer-branded Web sites;

        - achieving greater market penetration and leveraging our existing customer base;

        - continuing to add functionality to our medical management solutions;
          and

        - pursuing strategic partnerships and acquisitions.

        The address of our principal executive offices is 4151 Ashford Dunwoody Road, Suite 505, Atlanta, Georgia, 30319. Our telephone number is (404) 531-9956. Our World Wide Web address is www.landacorp.com. The information on our Web site is not part of this prospectus. We were incorporated on April 27, 1982 as a California corporation. We reincorporated as a Delaware corporation on
            , 1999. Our fiscal year ends December 31.
                           -------------------------

                                  THE OFFERING

COMMON STOCK OFFERED BY US..............               shares

COMMON STOCK TO BE OUTSTANDING AFTER THE
OFFERING................................               shares

USE OF PROCEEDS.........................     Working capital and general
                                             corporate purposes, including:

                                             - development and implementation of
                                               new applications;

                                             - enhancing our sales and marketing
                                               organization; and

                                             - possible strategic partnerships
                                               and acquisitions.

PROPOSED NASDAQ NATIONAL MARKET
SYMBOL..................................     LCOR
                           -------------------------

        This number does not include 891,115 shares of common stock subject to outstanding options with a weighted average exercise price of $1.25 per share. Please see "Capitalization" for a more complete discussion regarding our common stock and options to purchase our common stock and other related matters.
                           -------------------------

        Unless otherwise noted, all information in this prospectus:

        - assumes the conversion of all outstanding preferred stock into common stock on a one-for-one basis;

        - assumes the exercise of outstanding warrants to purchase 350,000 shares of common stock at an exercise price of $1.20 per share;

        - assumes a reincorporation in Delaware; and

        - assumes no exercise by the underwriters of their option to purchase additional shares of common stock to cover over-allotments, if any.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

        The following summary financial data should be read in conjunction with our financial statements and their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The statement of operations data for the years ended December 31, 1996, 1997 and 1998 are derived from, and are qualified by reference to, the audited financial statements included at the end of this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 are derived from, and are qualified by reference to, the unaudited financial statements included at the end of this prospectus. The pro forma as adjusted balance sheet data summarized below gives effect to the receipt of the estimated
net proceeds from the sale of           shares of common stock offered by us in
this offering at an initial public offering price of $     per share, after
deducting underwriting discounts and commissions and estimated offering expenses, the exercise of warrants to purchase 350,000 shares of common stock at a price of $1.20 per share, and the conversion of all outstanding shares of preferred stock into common stock on a one-for-one basis.

                                                                                  SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,           JUNE 30,
                                                  ---------------------------   ---------------------
                                                   1996      1997      1998      1998        1999
                                                  -------   -------   -------   -------   -----------
                                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenues................................  $ 1,939   $ 4,038   $ 6,217   $ 2,583     $ 4,651
  Loss from operations..........................   (1,697)     (803)   (1,985)     (724)       (953)
  Net loss......................................   (1,897)   (1,011)   (1,910)     (701)       (904)
  Net loss per share:
     Basic and diluted..........................  $ (1.74)  $ (0.91)  $ (1.83)  $ (0.66)    $ (0.82)
     Weighted average shares....................    1,089     1,110     1,044     1,058       1,100
  Pro forma net loss per share (unaudited):(1)
     Basic and diluted..........................                      $ (0.28)              $ (0.11)
     Weighted average shares (unaudited)........                        6,904                 7,900

                                                                  JUNE 30, 1999
                                                              ---------------------
                                                                         PRO FORMA
                                                              ACTUAL    AS ADJUSTED
                                                              ------    -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $2,371
  Working capital...........................................     463
  Total assets..............................................   4,346
  Stockholders' equity......................................     994

-------------------------
(1) See Note 2 of Notes to Financial Statements for a discussion of the computation of pro forma basic and diluted net loss per share and weighted average shares outstanding.

                                  RISK FACTORS

        You should carefully consider the risks described below before buying shares in this offering. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment.

OUR BUSINESS WILL SUFFER IF OUR PAYER PRODUCTS DO NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE

        Achieving our growth objectives depends on our maxMC and e-maxMC products achieving widespread market acceptance, which is difficult to predict at this time. maxMC was commercially released in 1997 and is currently used by six payer customers. Therefore, it currently has limited market acceptance. e-maxMC is expected to complete beta testing in early 2000. As a result, it has not achieved any market acceptance at this time and we currently do not have sufficient evidence to determine whether and to what extent it will achieve market acceptance. Achieving market acceptance for our medical management solutions will require ongoing improvement of their features and functionalities and enhanced sales and marketing efforts. Our business may suffer if we do not gain significant market share for our payer medical management solutions before our competitors introduce alternative products with features similar to ours. We cannot assure you that our payer solutions will achieve market acceptance, or that any pricing strategy that we develop, such as our planned subscription pricing for payers, will be economically viable or acceptable to the market.

THE HEALTHCARE INDUSTRY MAY NOT ACCEPT OUR SOLUTIONS

        To be successful, we must attract a significant number of payer customers, such as managed care companies, and continue to attract provider customers, such as hospitals. We cannot determine the extent to which the payer market will accept our medical management solutions as substitutes for traditional methods of processing healthcare information and managing patient care. To date, many healthcare industry participants have been slow to adopt new technology solutions. We believe that the complex nature of healthcare processes and communications among healthcare industry participants, as well as concerns about confidentiality of patient information, may hinder the development and acceptance of new technology solutions such as our medical management solutions. In addition, customers using existing information systems in which they have made significant investments may refuse to adopt our solutions if they perceive that our products will not complement their existing systems. Consequently, the conversion from traditional methods of communication to electronic information exchange may not occur as rapidly as we expect it will. Even if the conversion does occur as rapidly as expected, payers and providers may use applications and services offered by others.

WE HAVE A HISTORY OF QUARTERLY AND ANNUAL FLUCTUATIONS IN OUR REVENUE AND OPERATING RESULTS, AND EXPECT THESE FLUCTUATIONS TO CONTINUE, WHICH MAY RESULT IN VOLATILITY IN OUR STOCK PRICE

        Our quarterly and annual revenue and operating results have varied significantly in the past and are likely to vary significantly in the future due to a number of factors, many of which are outside of our control. The factors that may cause our quarterly revenue and operating results to fluctuate include:

        - fluctuations in demand for our products and services, including customers' reluctance to make large technology purchases as we approach, and shortly following, the year 2000;

        - the timing of customer orders and product implementations, particularly orders from large customers involving substantial implementation;

        - the length of our sales cycle, which varies and is unpredictable;

        - the length of our implementation process, which varies, is unpredictable and often depends on matters outside of our control;

        - our ability to develop, introduce, implement and support new products and product enhancements;

        - the rate of adoption of our medical management solutions, which often require our customers to change some aspects of the way in which they have traditionally conducted business;

        - announcements and new product introductions by our competitors and deferrals of customer orders in anticipation of new products, services or product enhancements introduced by us or our competitors; and

        - changes in the prices at which we can sell our medical management solutions.

        Accordingly, you should not rely on the results of any past periods as an indication of our future performance. It is likely that in some future periods, our operating results may be below expectations of public market analysts or investors. If this occurs, our stock price may drop.

IF WE DO NOT HIRE, RETAIN AND INTEGRATE ADDITIONAL SALES, MARKETING AND IMPLEMENTATION PERSONNEL OUR BUSINESS MAY SUFFER

        Our future growth depends to a significant extent on our ability to hire additional sales, marketing and implementation personnel. Competition for these people is intense. We have experienced difficulty in hiring qualified sales and marketing professionals, as well as database administrators, and we may not be successful in attracting and retaining such individuals. If we are unable to hire additional qualified sales and marketing personnel, our targeted revenue growth may not be achieved. In addition, even if our sales increase, our market penetration and revenue growth will be limited if we are unable to hire additional personnel to implement the products we sell.

        We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. Many of our employees have only recently joined us, and we may experience high turnover rates in some categories of personnel. If we are unable to integrate new employees in a timely and cost-effective manner, our operating results may suffer.

        In addition, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We may be subject to such claims in the future as we seek to hire qualified personnel. Any claim of this nature could result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

BECAUSE WE OFFER A LIMITED NUMBER OF PRODUCTS AND OPERATE EXCLUSIVELY IN THE MARKET FOR MEDICAL MANAGEMENT SOLUTIONS, OUR BUSINESS IS NOT DIVERSIFIED

        We depend on a limited number of products and we operate exclusively in the market for medical management solutions. To date, we have derived substantially all of our revenue from the sale and associated support of Maxsys II (and its predecessor Maxsys I), a medical management solution marketed to hospital providers. We anticipate that substantially all of our revenue in the foreseeable future will be attributable to continued sales and associated support of that solution, as well as sales and support of maxMC and e-maxMC, our medical management solutions marketed to payers. Accordingly, our business is not diversified. Dependence on a limited product line makes us particularly susceptible to the successful introduction of, or changes in market preferences for, competing products. In addition, operating exclusively in the market for medical management solutions makes us particularly susceptible to downturns in that market that may be unrelated to the quality or competitiveness of our solutions. If demand for one or more of our solutions declines or is never developed, or if the market for medical management solutions reduces or does not develop further, our business will be materially harmed.

THE LOSS OF THE SERVICES OF OUR SENIOR MANAGEMENT AND OTHER KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

        Our future success depends, in significant part, upon the continued service of our senior management and other key personnel. The loss of the services of Eugene Santa Cattarina, our President and Chief Executive Officer, Stephen Kay, our Chief Operating Officer and Chief Financial Officer, Bryan Lang, our founder, Chief Technology Officer and Chief Marketing Officer, or one or more other executive officers or key employees could have a material adverse effect on our business. We do not have employment contracts with any of our key personnel and with the exception of two executive officers and one key employee, we do not maintain key person life insurance on key personnel.

WE HAVE A HISTORY OF LOSSES AND MAY NEVER BECOME PROFITABLE

        We have incurred significant losses since inception and expect to continue to incur losses on an annual basis for the foreseeable future. As of June 30, 1999, our accumulated deficit was $9.2 million. We expect to incur increased levels of product development, sales and marketing and administrative expenses and, as a result, we will need to increase our revenue significantly to achieve future profitability. Although our revenue has grown in recent quarters, we may not be able to sustain this growth and we may not realize sufficient revenue to achieve profitability. Further, even if we achieve profitability, given the competition and the evolving nature of the healthcare information technology and Internet market, we may not be able to sustain or increase profitability on a quarterly or annual basis.

THE LENGTH AND COMPLEXITY OF OUR SALES CYCLE AND PRODUCT IMPLEMENTATION MAY CAUSE US TO EXPEND SUBSTANTIAL TIME, EFFORT AND FUNDS WITHOUT OFFSETTING REVENUE

        We do not control many of the factors that influence our customers' buying decisions and the implementation of our medical management solutions. The sales and implementation process for our solutions is lengthy and involves a significant technical evaluation and commitment of capital and other resources by our customers. The sale and implementation of our solutions are subject to delays due to healthcare payers' and providers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their organizations. The sales cycle for our solutions is unpredictable and has generally ranged from six to twenty-four months from initial contact to contract execution. Our implementation cycle is also difficult to predict and has typically ranged from six to fifteen months from contract execution to the live operation of the system. During the sales cycle and the implementation cycle, we may expend substantial time, effort and funds preparing contract proposals, negotiating the contract and implementing the solution without receiving offsetting revenue.

OUR PRODUCTS ARE COMPLEX AND MAY CONTAIN UNDETECTED SOFTWARE ERRORS, WHICH COULD LEAD TO AN INCREASE IN OUR COSTS OR A REDUCTION IN OUR REVENUES

        Complex software products such as those included in our medical management solutions frequently contain undetected errors when first introduced or as new versions are released. We have, from time to time, found errors in our products, and in the future we may find additional errors in our existing, new or enhanced solutions. In addition, our solutions are combined with products from other vendors. As a result, it may be difficult to identify the source of the problem, should one occur. The occurrence of hardware and software errors, whether caused by our solutions or another vendor's products, could adversely affect sales of our solutions, cause us to incur significant warranty and repair costs, divert the attention of our technical personnel away from product development efforts and cause significant customer relations problems.

BECAUSE OUR INTELLECTUAL PROPERTY IS CRITICAL TO THE SUCCESS OF OUR BUSINESS, WE WOULD SUFFER IF WE WERE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY

        Because our solutions rely on proprietary technology for market acceptance, we believe that the protection of our intellectual property rights is critical to the success of our business. To protect our intellectual property rights, we rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our solutions is difficult and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If we are unable to protect our intellectual property from infringement, other companies may be able to use our intellectual property to offer competitive products at lower prices, and we may not be able to compete effectively against these companies. See "Business -- Intellectual Property."

WE RELY HEAVILY ON OUR INTELLECTUAL PROPERTY, AND EFFORTS TO PROTECT IT MAY CAUSE US TO BECOME INVOLVED IN COSTLY AND LENGTHY LITIGATION, WHICH COULD HARM OUR BUSINESS

        Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future either to protect our intellectual property or as a result of an alleged infringement by us of the intellectual property of others. These claims and any resulting litigation could subject us to significant liability for damages and could cause our proprietary rights to be invalidated. Litigation, regardless of the merits of the claim or outcome, would likely be time-consuming and expensive to resolve and would divert management time and attention from our core business.

        Any potential intellectual property litigation could also force us to do one or more of the following:

        - stop using the challenged intellectual property or selling our products or services that incorporate it;

        - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which could be costly or unavailable; and

        - redesign those products or services that are based on or incorporate the challenged intellectual property, which could be costly and time consuming or could adversely affect the functionality and market acceptance of our products.

        If we are forced to take any of the foregoing actions, we may be unable to manufacture and sell our solutions, and our revenues would be substantially reduced.

WE MAY FACE SIGNIFICANT COMPETITION

        The market for our products and services is intensely competitive and is characterized by rapidly changing technology, evolving user needs and frequent introduction of new products and services. Certain aspects of our medical management solutions compete with functionality supplied by our competitors, many of whom may have greater financial, technical, product development, marketing and other resources than we have. These organizations may be better known and have more customers than us. We may be unable to compete successfully against these organizations. The principal companies we compete against in the payer market include HPR (a subsidiary of McKesson HBOC), MedDecision and PhyCom. In the hospital provider market, we compete against MIDS and SoftMed Systems/IHS.

        We expect that competition will continue to increase as a result of consolidation in the Internet, information technology and healthcare industries. See "Business -- Competition."

RAPIDLY CHANGING TECHNOLOGY MAY IMPAIR OUR ABILITY TO DEVELOP AND MARKET OUR SOLUTIONS

        All businesses that rely on technology, including our business, are subject to:

        - rapid technological change;

        - changing customer needs;

        - frequent new product introductions; and

        - evolving industry standards.

In particular, the Internet is rapidly evolving and the technology used in Internet related products is subject to rapid change and early obsolescence. These market characteristics are exacerbated by the emerging nature of the Internet market and the fact that many technology companies are expected to introduce new products and services in the near future. As the communications, computer and software industries continue to experience rapid technological change, we must be able to modify our products quickly to adapt to such changes. The demands of operating in such an environment may delay or prevent our development and introduction of new medical management functionality and solutions that continually meet changing market demands and that keep pace with evolving industry standards. Moreover, products that are superior to our solutions could be developed and implemented by competitors.

OUR BUSINESS WILL SUFFER IF THE INTEGRITY AND SECURITY OF OUR SYSTEMS ARE COMPROMISED

        We believe that our business could be harmed if our customers were to experience system delays, failures or loss of data. The success of our Internet-based medical management solution for payers will depend on the efficient operation of Internet connections among our payer customers and their members and associated providers. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers. In the past, Internet users have occasionally experienced difficulties with Internet and online services due to system failures. Any disruption in Internet access provided by third parties could have a material adverse effect on the market acceptance of our Internet-based solution. Furthermore, we will be dependent on our customers' hardware suppliers for prompt delivery, installation and service of equipment that run our applications.

        Our customers will retain confidential customer and patient information using our solutions. An experienced computer user who is able to access our customers' computer systems could gain access to confidential patient and company information. Therefore, it is critical that our products remain and are perceived by the marketplace to be secure. The occurrence of security breaches could have a material adverse effect on the market acceptance of our products. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by security breaches. We may also be required to spend significant resources and encounter significant delays in upgrading our systems to incorporate more advanced encryption and authentication technology as it becomes available. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the market for our Internet-based medical management solution.

WE OPERATE IN AN INDUSTRY SUBJECT TO CHANGING REGULATORY INFLUENCES, WHICH MAY ADVERSELY AFFECT OUR REVENUES AND OPERATING RESULTS

        During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation and reform proposals. These reforms may increase governmental involvement in healthcare, continue to reduce reimbursement rates and otherwise change the operating environment for our customers. Our customers may react to these proposals and the uncertainty surrounding the proposals by curtailing or deferring investments, including those for our medical management solutions.

        Existing state and federal laws regulate the confidentiality of patient records and the circumstances under which such records may be released. In addition, both Congress and the Department of Health and Human Services are considering proposed legislation and regulations setting forth security standards for all health plans, clearinghouses and providers to follow with respect to healthcare information that is electronically transmitted, processed or stored. While these laws and regulations may not apply to us directly, our products must comply with existing and future laws and regulations in order to achieve market acceptance. Such compliance may be difficult and expensive or even impossible to achieve. Finally, these laws or regulations, when adopted, could restrict the ability of our customers to obtain, use or disseminate patient information, which in turn could adversely affect demand for our medical management solution.

        Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet are becoming prevalent. Such new laws and regulations could limit the effectiveness and market acceptance of our Internet-based medical management solutions.

        We expect to conduct our business in compliance with all federal, state and local laws and regulations governing our operations. However, the impact of regulatory developments in the healthcare industry and the Internet is complex and difficult to predict, and there can be no assurance that we will not be materially adversely affected by existing or new regulatory requirements or interpretations. See "Business -- Government Regulation."

CONSOLIDATION IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS

        Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense and the importance of establishing a relationship with large industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our operating results could suffer if we cannot achieve corresponding reductions in our expenses.

IF WE OR OUR CUSTOMERS FAIL TO BE READY FOR THE YEAR 2000 CALENDAR CHANGE, OUR BUSINESS MAY BE DISRUPTED AND OUR REVENUES MAY DECLINE

        The Year 2000 issue refers to the potential for disruption to business activities caused by system failures or miscalculations that are triggered by advancement of date records after 1999. A failure due to Year 2000 issues involves numerous risks including:

        - potential claims from our customers and their constituents;

        - negative impact on market demand for medical management solutions until our customers complete preparations for the calendar change; and

        - manufacturing, information, facility and development systems problems, both those that are unique to us and those that affect geographical areas where our business and employees reside.

        Although we continue to test our medical management solutions' readiness for the Year 2000 calendar change and believe that our medical management solutions are ready for that event, we may yet discover that our current medical management solutions or any new solutions, applications or product enhancements that we develop in the future have problems because of the Year 2000 calendar change. In this event, our business may be adversely affected and our customer relationships may suffer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness."

WE MAY ENGAGE IN ACQUISITIONS THAT DILUTE OUR STOCKHOLDERS' EQUITY AND CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES

        As part of our strategy, we expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our market or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we have no current agreements or active negotiations underway, we may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

        - issue stock that would dilute our stockholders' percentage ownership;

        - incur debt; or

        - assume liabilities.

These purchases could also involve numerous risks, including:

        - problems integrating the purchased operations, technologies or products;

        - unanticipated costs;

        - diversion of management's attention from our core business;

        - adverse effects on existing business relationships with suppliers and customers;

        - risks associated with entering markets in which we have no or limited prior experience; and

        - potential loss of key employees of purchased organizations.

        We may not be able to successfully integrate any businesses, products, technologies or personnel that we might purchase in the future.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER, WHICH MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER STOCKHOLDER MATTERS

        Upon completion of this offering, our executive officers and directors and their affiliates will beneficially own, in the aggregate, approximately
     % of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent an outside party from acquiring or merging with us. See "Principal Stockholders."

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK

        Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

        - authorizing our board of directors to issue preferred stock without stockholder approval;

        - prohibiting cumulative voting in the election of directors;

        - requiring super-majority voting to effect significant amendments to our certificate of incorporation and bylaws;

        - limiting the ability of stockholders to act by written consent; and

        - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

        Certain provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MANY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE

        There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including:

        - actual or anticipated fluctuations in our operating results;

        - changes in market valuations of other technology companies;

        - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

        - failure of our operating results to meet expectations of public market analysts or investors;

        - additions or departures of key personnel; and

        - sales of common stock in the future.

        In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

        You should read the "Underwriting" section for a more complete discussion of the factors that were considered in determining the initial public offering price of our common stock.

IF WE ARE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS, WE MAY BE UNABLE TO DEVELOP OR ENHANCE OUR MEDICAL MANAGEMENT SOLUTIONS, TAKE ADVANTAGE OF FUTURE OPPORTUNITIES OR RESPOND TO COMPETITIVE PRESSURES OR UNANTICIPATED EVENTS, EACH OF WHICH WOULD MATERIALLY HARM OUR BUSINESS

        We believe that the net proceeds of this offering, together with our existing cash balances, credit facilities and expected cash flow from operations, will be sufficient to meet our capital requirements at least through the next 12 months. However, we may be required, or could elect, to seek additional capital prior to that time. In the event we are required to raise additional capital, we may not be able to do so on favorable terms, if at all. Further, if we issue new equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise capital on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated events. For additional information on our anticipated future capital requirements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE

        Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read

"Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES

        The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur
immediate dilution of approximately $          in the book value per share of
our common stock from the price you pay for our common stock. For additional information on this calculation, see "Dilution."

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties, which may include statements about our:

        - plans for implementing our Internet-based strategy, including the general release of e-maxMC, our new e-medical management solution for payers;

        - business strategy;

        - the market opportunity for our solutions;

        - plans for hiring additional personnel;

        - anticipated sources of funds and the ability to meet future liquidity and capital requirements; and

        - plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

        When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements.

              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

        We expect to receive net proceeds of approximately $               from
the sale of                shares of common stock (approximately
$               if the underwriters exercise their over-allotment option in
full), at the initial public offering price of $               per share, after
deducting underwriting discounts and commissions and estimated offering expenses.

        We expect to use the net proceeds from this offering for working capital and other general corporate purposes, including expenditures for the development and implementation of new products, increasing the size of our sales and marketing organization and pursuing strategic partnerships and acquisitions that are complementary to our current and future business and product lines. Although we have no current commitments or agreements with respect to any such partnerships or acquisitions, we might in the future use a portion of the net proceeds from this offering to pay for such transactions. Pending these uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing investments or accounts.

                                DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

        The following table sets forth the capitalization of Landacorp as of June 30, 1999:

        - on an actual basis;

        - on a pro forma basis to reflect the conversion of 6,800,000 outstanding shares of preferred stock to common stock on a one-for-one basis and the exercise of outstanding warrants to purchase 350,000 shares of common stock at an exercise price of $1.20; and

        - on a pro forma basis as adjusted to reflect the sale by Landacorp of shares of common stock offered hereby at an assumed
          public offering price of $     per share and the receipt of the
          estimated net proceeds of such sale after deducting underwriting discounts and commissions and estimated offering expenses.

        The following information regarding the number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 1999 and does not include:

        - 891,815 shares of our common stock subject to outstanding options at a weighted average exercise price of $1.25 per share; and

        - 379,345 additional shares of our common stock reserved for future issuance under our stock option plans.

        The information below is qualified by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements appearing at the end of this prospectus.

                                                             JUNE 30, 1999
                                              --------------------------------------------
                                                                               PRO FORMA
                                                 ACTUAL        PRO FORMA      AS ADJUSTED
                                              ------------    ------------    ------------
                                                             (IN THOUSANDS)
Stockholders' equity:
  Preferred stock, $0.001 par value;
     8,000,000 shares authorized; 6,800,000
     shares issued and outstanding, actual;
     no shares issued and outstanding, pro
     forma; no shares issued and
     outstanding, pro forma as adjusted.....  $      7,000    $         --    $         --
  Common stock, $0.001 par value, 15,000,000
     shares authorized; 2,607,000 shares
     issued and outstanding, actual,
     9,757,000 shares issued and
     outstanding, pro forma;
     shares issued and outstanding, pro
     forma as adjusted......................         3,000          10,000
  Additional paid-in capital................    15,312,000      15,312,000
  Notes receivable from officers............      (189,000)       (189,000)       (189,000)
  Unearned stock-based compensation.........    (2,017,000)     (2,017,000)     (2,017,000)
  Accumulated deficit.......................   (12,122,000)    (12,122,000)    (12,122,000)
                                              ------------    ------------    ------------
          Total stockholders' equity........  $    994,000    $    994,000    $
                                              ============    ============    ============

                                    DILUTION

        Our pro forma net tangible book value at June 30, 1999, after giving effect to the conversion of all outstanding shares of preferred stock into common stock on a one-for-one basis and the exercise of outstanding warrants to purchase 350,000 shares of common stock, was $916,000 or $0.09 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Assuming our sale of shares of common stock offered by this prospectus at an assumed initial public
offering price of $     per share, and after deducting underwriting discounts
and commissions and estimated offering expenses, our pro forma net tangible book
value at June 30, 1999 would have been approximately $          or $     per
share. This represents an immediate decrease in net tangible book value of
$     per share to new investors. The following table illustrates this dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share at June 30,
     1999...................................................  $0.09
  Increase per share attributable to new investors..........
                                                              -----
As adjusted pro forma net tangible book value per share
  after this offering.......................................
Dilution per share to new investors.........................           $
                                                                       -------
                                                                       $
                                                                       =======

        The following table summarizes, on a pro forma basis at June 30, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. We have
assumed an initial public offering price of $     per share, and we have not
deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                  SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                 -------------------    ---------------------      PRICE
                                  NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                 ---------   -------    -----------   -------    ---------
Existing stockholders..........  9,757,000          %   $11,696,000          %     $1.20
New investors..................
                                 ---------   -------    -----------   -------
          Total................                100.0%   $               100.0%     $
                                 =========   =======    ===========   =======

        The foregoing discussion and tables assume no exercise of any outstanding stock options. At June 30, 1999, there were outstanding options to purchase an aggregate of 611,815 shares of common stock at a weighted average exercise price of $1.38 per share. To the extent any stock options are exercised, there will be further dilution to new investors. See "Capitalization" and "Management -- Benefit Plans."

        If the underwriters exercise their over-allotment in full, the following will occur:

        - the percentage of shares of common stock held by existing stockholders
          will decrease to approximately      % of the total number of shares of
          our common stock outstanding after this offering; and

        - the number of shares held by new investors will increase to
                         , or approximately      % of the total number of shares
          of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

        The following selected financial data should be read in conjunction with our financial statements and their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from the audited financial statements included at the end of this prospectus. The balance sheet data as of December 31, 1995 and 1996 are derived from audited financial statements not included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1994 and 1995, and the six month periods ended June 30, 1998 and 1999, and the balance sheet data as of December 31, 1994 and June 30, 1999 are derived from our unaudited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Landacorp's financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for a full year.

                                                                                                                    SIX MONTHS
                                                                      YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                                                       ------------------------------------------------------    ----------------
                                                          1994         1995      1996       1997       1998       1998      1999
                                                       -----------    ------    -------    -------    -------    ------    ------
                                                       (UNAUDITED)                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    System sales...................................      $  886       $  583    $ 1,007    $ 3,136    $ 4,967    $2,069    $3,725
    Support services...............................       1,089          980        932        902      1,250       514       926
                                                         ------       ------    -------    -------    -------    ------    ------
      Total revenues...............................       1,975        1,563      1,939      4,038      6,217     2,583     4,651
                                                         ------       ------    -------    -------    -------    ------    ------
  Cost of revenues:
    System sales...................................         456          282        499      1,097      2,244       954     1,386
    Support services...............................         263          235        285        299        419       190       288
                                                         ------       ------    -------    -------    -------    ------    ------
      Total cost of revenues.......................         719          517        784      1,396      2,663     1,144     1,674
                                                         ------       ------    -------    -------    -------    ------    ------
  Gross profit.....................................       1,256        1,046      1,155      2,642      3,554     1,439     2,977
  Operating expenses:
    Sales and marketing............................         382          376        782      1,176      1,588       757     1,327
    Research and development.......................         905        1,127      1,269      1,294      1,393       653       727
    General and administrative.....................         565          408        801        975      1,385       538       879
    Stock-based compensation.......................          --           --         --         --      1,173       215       997
                                                         ------       ------    -------    -------    -------    ------    ------
      Total operating expenses.....................       1,852        1,911      2,852      3,445      5,539     2,163     3,930
                                                         ------       ------    -------    -------    -------    ------    ------
  Loss from operations.............................        (596)        (865)    (1,697)      (803)    (1,985)     (724)     (953)
  Interest and other income, net...................          --           --         --         --        101        49        49
  Interest expense.................................         (27)         (52)      (200)      (208)       (26)      (26)       --
                                                         ------       ------    -------    -------    -------    ------    ------
  Net loss.........................................      $ (623)      $ (917)   $(1,897)   $(1,011)   $(1,910)   $ (701)   $ (904)
                                                         ======       ======    =======    =======    =======    ======    ======
  Net loss per share:
    Basic and diluted..............................      $ (.59)      $ (.87)   $ (1.74)   $  (.91)   $ (1.83)   $ (.66)   $ (.82)
                                                         ======       ======    =======    =======    =======    ======    ======
  Weighted average shares:
    Basic and diluted..............................       1,051        1,051      1,089      1,110      1,044     1,058     1,100
  Pro forma net loss per share (unaudited):
    Basic and diluted(1)...........................                                                   $  (.28)             $ (.11)
                                                                                                      =======              ======
  Pro forma weighted average shares (unaudited):
    Basic and diluted(1)...........................                                                     6,726               7,900

                                                                                DECEMBER 31,
                                                           ------------------------------------------------------      JUNE 30,
                                                              1994         1995       1996       1997       1998         1999
                                                           -----------    -------    -------    -------    ------    ------------
                                                           (UNAUDITED)                                               (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents..............................    $    45      $    81    $    --    $   142    $2,032       $2,371
  Working capital (deficit)..............................     (3,007)      (2,700)    (4,482)    (5,545)      455          463
  Total assets...........................................        930          613      1,536      1,181     3,866        4,346
  Notes payable and accrued interest to stockholders.....      1,697        1,588      2,035      2,716        --           --
  Stockholders' equity (deficit).........................     (2,753)      (2,420)    (4,269)    (5,259)      899          994

-------------------------

(1) See Note 2 of Notes to Financial Statements for a discussion of the computation of pro forma basic and diluted net loss per share and weighted average shares outstanding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        All statements, trend analyses and other information contained in the following discussion relative to markets for our products and trends in revenues, gross margins and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "could" "estimate," "expect" "intend" and "plan" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus.

OVERVIEW

        We offer business-to-business e-medical management solutions to healthcare payers and providers that are designed to help our clients control the cost and improve the quality of healthcare delivery. Our applications automate and streamline administrative and business processes and enable real-time interaction among various healthcare participants. We currently provide our maxMC solution to six payers with more than seven million members and our Maxsys solutions to more than 200 hospital providers. We recently began offering e-maxMC, our Internet-based medical management solution for payers. We have successfully tested e-maxMC internally and expect to complete beta testing of the application in early 2000.

        We have historically derived revenues from the installation and licensing of our maxMC and Maxsys solutions, sublicensing third-party software applications as part of system implementations and delivery of post-contract customer support, training and consulting services. We are currently focusing our primary development, sales and marketing efforts on our e-maxMC, maxMC and Maxsys II solutions. Although we do not anticipate future system sales or enhancements of Maxsys I, we plan to continue to support it for the foreseeable future.

        Traditionally, system sale revenues and associated costs have been recognized using the percentage-of-completion method, with labor hours incurred relative to total estimated contract hours as the measure of progress towards completion. Revenues from sublicensing of third-party software are recognized upon installation. Support services are recognized ratably over the support period. Revenues from training and consulting are recognized as such services are delivered.

        We are introducing a new subscription-based fee structure for our e-maxMC and maxMC solutions that would provide for implementation services at a fixed hourly rate and the licensing of installed systems and post customer contract support through a monthly subscription fee based upon the number of members covered by the payer organization. If subscription-based contracts are entered into, we will recognize the fair value of the implementation services as such services are delivered and will recognize subscription fees on a monthly basis.

        We expect to expand our operations and employee base, including our sales, marketing, research and development, implementation, and support services resources. In particular, we intend to expand our sales force significantly to market our maxMC, e-maxMC and Maxsys II solutions to payer organizations and hospitals. We also intend to investigate new strategic relationships to enhance our ability to penetrate markets and develop and provide additional services which could lead to additional expenditures.

        During 1998 and 1999, we recorded unearned compensation totaling $4,166,000 and $1,591,000, respectively, in connection with the grant of certain options to employees. This amount is being amortized over the four-year vesting period of the related options. These options were issued to create incentives for continued performance. Of the total unearned compensation, $1,173,000 was amortized in 1998 and $997,000 was amortized in the six months ended June 30, 1999. We expect aggregate amortization to be $483,000 in the third quarter of 1999, $493,000 in the fourth quarter of 1999, $1,503,000 in 2000, $765,000 in 2001, $289,000 in 2002
and $54,000 in 2003. Unearned compensation expense will be reduced for future periods to the extent that options are terminated prior to full vesting.

RESULTS OF OPERATIONS

        The following table presents the statement of operations data as a percentage of total revenues:

                                                              Percentage of Revenues
                                                     -----------------------------------------
                                                                                  Six Months
                                                                                    Ended
                                                     Year Ended December 31,       June 30,
                                                     -----------------------    --------------
                                                     1996     1997     1998     1998     1999
                                                     -----    -----    -----    -----    -----
                                                                                 (unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues:
  System sales.....................................   51.9%    77.7%    79.9%    80.1%    80.1%
  Support services.................................   48.1     22.3     20.1     19.9     19.9
                                                     -----    -----    -----    -----    -----
     Total revenues................................  100.0    100.0    100.0    100.0    100.0
                                                     -----    -----    -----    -----    -----

Cost of revenues:
  System sales.....................................   25.8     27.2     36.1     36.9     29.8
  Support services.................................   14.7      7.4      6.7      7.4      6.2
                                                     -----    -----    -----    -----    -----
     Total cost of revenues........................   40.5     34.6     42.8     44.3     36.0
                                                     -----    -----    -----    -----    -----
Gross profit.......................................   59.5     65.4     57.2     55.7     64.0
                                                     -----    -----    -----    -----    -----

Operating expenses:
  Sales and marketing..............................   40.3     29.1     25.5     29.3     28.5
  Research and development.........................   65.4     32.0     22.4     25.3     15.7
  General and administrative.......................   41.3     24.1     22.3     20.8     18.9
  Stock-based compensation.........................     --       --     18.9      8.3     21.4
                                                     -----    -----    -----    -----    -----

     Total operating expenses......................  147.0     85.2     89.1     83.7     84.5
                                                     -----    -----    -----    -----    -----
Loss from operations...............................  (87.5)   (19.8)   (31.9)   (28.0)   (20.5)
Interest and other income, net.....................     --       --      1.6      1.9      1.1
Interest expense...................................  (10.3)    (5.2)    (0.4)    (1.0)      --
                                                     -----    -----    -----    -----    -----
Net loss...........................................  (97.8)%  (25.0)%  (30.7)%  (27.1)%  (19.4)%
                                                     =====    =====    =====    =====    =====

COMPARISON OF SIX MONTHS ENDED JUNE 31, 1999 AND 1998

        Revenues. During the six months ended June 30, 1999, system sales revenues were $3,725,000, an increase of $1,656,000 or 80% from system sales revenues of $2,069,000 during the six months ended June 30, 1998. This increase resulted from growth in the volume of maxMC and Maxsys II contracts and an increase in the value of maxMC contracts. During the six months ended June 30, 1999, one customer accounted for 14% of system sales revenues.

        During the six months ended June 30, 1999, support services revenues were $926,000, an increase of $412,000 or 80% from support services revenues of $514,000 during the six months ended June 30, 1998. This increase in support services revenues resulted from an increase in the number of support contracts sold for completed maxMC and Maxsys II contracts, partially offset by declines in the number of Maxsys I support customers.

        Cost of Revenues. Cost of systems sales revenues consists principally of costs incurred in the implementation of our software products, including personnel costs, non-reimbursed travel expenditures, related department overhead, amortization of capitalized software development costs, costs of third party software products, and depreciation on equipment. Cost of system sales increased by $432,000 or 45% from $954,000, representing 46% of system sales revenues, during the six months ended June 30, 1998 to $1,386,000, representing 37% of system sales revenues, during the six months ended June 30, 1999. This cost increase resulted from an increase in personnel costs as employees were added to perform software implementations and additional license fees were paid to third party software vendors resulting from an increase in the volume of completed software contracts. The increase in the gross margin on system sales from 54% during the six months ended June 30, 1998 to 63% during the six months ended June 30, 1999 resulted from implementation efficiencies realized from the increased volume of software contracts and the increased size of individual software contracts. We expect that cost of system sales revenues will continue to increase as we add personnel to meet anticipated increases in contract volume.

        Cost of support services revenues consists of personnel costs, support costs for third party software licenses, related department overhead and depreciation on equipment. Cost of support services revenues increased by $98,000 or 52% from $190,000, representing 37% of support services revenues, during the six months ended June 30, 1998 to $288,000, representing 31% of support services revenues, during the six months ended June 30, 1999. This increase in dollars resulted from an increase in salaries, benefits and other personnel-related expenses as we increased the size of the support services staff due to the increased volume of customers purchasing support contracts. The increase in the gross margin on support services from 63% during the six months ended June 30, 1998 to 69% during the six months ended June 30, 1999 resulted from efficiencies realized from additional support contracts sold for completed Maxsys II and maxMC contracts. We expect that cost of support services revenues will continue to increase in dollar amount as we continue to expand our customer support department to meet anticipated customer demand.

        Research and Development. Research and development expenses consist of personnel costs, related department overhead and depreciation on equipment. Research and development expenses increased $74,000 or 11% from $653,000, representing 25% of total revenues, during the six months ended June 30, 1998 to $727,000, representing 16% of total revenues, during the six months ended June 30, 1999. This increase in dollars resulted from an increase in salaries, benefits and other personnel-related expenses as we increased the size of the research and development staff. We anticipate that we will continue to devote substantial resources to research and development and that such expenses will increase in dollar amounts.

        Sales and Marketing. Sales and marketing expenses consist principally of compensation for our sales and marketing personnel, advertising, trade show and other promotional costs, and department overhead. Sales and marketing expenses increased $570,000 or 75% from $757,000, representing 29% of total revenues, during the six months ended June 30, 1998 to $1,327,000, representing 29% of total revenues, during the six months ended June 30, 1999. This increase in dollars resulted from increased salaries, benefits and other personnel-related expenses due to growth in the number of sales and marketing personnel, increases in sales commissions due to an increase in the volume of customer contracts, increases in travel costs due to the increased headcount, and increases in trade shows and other marketing expenses incurred to build additional product awareness. We expect that sales and marketing expenses will continue to increase in dollar amounts as we continue to expand our sales and marketing efforts, continue to add personnel and increase promotional activities.

        General and Administrative. General and administrative expenses consist of compensation for personnel, fees for outside professional services, and allocated occupancy and overhead costs. General and administrative expenses increased $341,000 or 63% from $538,000, representing 21% of total revenues, during the six months ended June 30, 1998 to $879,000, representing 19% of total revenues, during the six months ended June 30, 1999. This increase in dollars was due to an increase in the number of employees, higher professional service fees, and increased occupancy costs due to the commencement of our Atlanta office lease payment, in December 1998. We believe that our general and administrative expenses will continue to increase in dollar amounts as a result of our growing operations, the commencement of a new lease for expanded facilities in Chico in September 1999 and the expenses associated with operating as a public company.

        Stock-based Expenses. During the six months ended June 30, 1999, we recorded aggregate unearned compensation in the amount of $21,000 in connection with the grant of certain stock options during 1999. Amortization of stock-based compensation expense totaled $997,000 during 1999. See Note 8 of Notes to Financial Statements.

        Interest and Other Income and Interest Expense. Interest and other income consists primarily of earnings on our cash and cash equivalents. Interest and other income amounted to $49,000 during each six month period ended June 30, 1998 and 1999. During the six month period ended June 30, 1998, we incurred interest expense of $26,000 on obligations to stockholders of the Company. The obligations were paid in full in March 1998.

        Income Taxes. No income tax provision was recorded in the six months ended June 30, 1998 or 1999 due to the operating losses incurred.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

        Revenues. System sales revenues increased by $2,129,000 or 211% from $1,007,000 in 1996 to $3,136,000 in 1997 and by $1,831,000 or 58% to $4,967,000
in 1998. This increase in revenues resulted from growth in the volume of maxMC and Maxsys II contracts. The increase from 1997 to 1998 was also due to an increase in the value of maxMC contracts. In 1996, one customer accounted for 12% of system sales revenues and in 1998, one customer accounted for 13% of system sales revenues. No customer accounted for more than 10% of system sales revenues in 1997.

        Support services revenues decreased $30,000 or 3% from $932,000 in 1996 to $902,000 in 1997 and increased by $348,000 or 39% to $1,250,000 in 1998. The decrease from 1996 to 1997 in support services revenues resulted from the decline in the total number of Maxsys I customers purchasing support contracts. The increase from 1997 to 1998 in support services revenues resulted from additional support contracts obtained as a result of the completion of maxMC and Maxsys II software implementations, partially offset by a decline in Maxsys I support revenues resulting from a continued decline in the total number of Maxsys I support customers.

        Cost of Revenues. Cost of system sales increased $598,000 or 120% from $499,000, representing 50% of system sales revenues, in 1996 to $1,097,000, representing 35% of system sales revenues, in 1997 and by $1,147,000 or 105% to $2,244,000, representing 45% of system sales revenues, in 1998. This increase in dollars resulted primarily from an increase in personnel-related expenses arising from an increase in headcount and, to a lesser extent from an increase in license fees paid to third party software vendors resulting from an increase in the volume of completed implementations. The increase in the gross margin on system sales from 50% in 1996 to 65% in 1997 resulted from an increase in contract volume without a proportionate increase in headcount. The decrease in the gross margin on system sales from 65% in 1997 to 55% in 1998 resulted from an increase in headcount as personnel were added in anticipation of increases in the volume of software contracts.

        Cost of support services revenues increased by $14,000 or 5% from $285,000, representing 31% of support services revenues, in 1996 to $299,000, representing 33% of support services revenues, in 1997 and by $120,000 or 40% to $419,000, representing 34% of support services revenues, in 1998. This increase in dollars resulted from an increase in personnel-related expenses as we increased the size of the support services staff due to the increased volume of customers purchasing support contracts. The decrease in the gross margin on support services from 69% in 1996 to 67% in 1997 resulted from the decline in support services revenues due a decrease in the total number of Maxsys I customers. The decrease in gross margin on support services from 67% in 1997 to 66% in 1998 resulted from an increase in headcount to support the increase in customers purchasing support contracts.

        Research and Development. Research and development expenses increased by $25,000 or 2% from $1,269,000, representing 65% of total revenues, in 1996 to $1,294,000, representing 32% of total revenues, in 1997 and by $99,000 or 8% to $1,393,000, representing 22% of total revenues in 1998. This increase in dollars resulted from an increase in personnel-related expenses as we increased the size of the research and development staff.

        Sales and Marketing. Sales and marketing expenses increased by $394,000 or 50% from $782,000, representing 40% of total revenues, in 1996 to $1,176,000, representing 29% of total revenues, in 1997 and by $412,000 or 35% to $1,588,000, representing 26% of total revenues, in 1998. This increase in dollars resulted from increased personnel-related expenses due to growth in the number of sales and marketing personnel, increases in sales commissions due to an increase in the volume of software contracts, increases in travel costs due to the increased headcount, and increases in trade shows and other marketing expenses to build additional product awareness.

        General and Administrative. General and administrative expenses increased by $174,000 or 22% from $801,000, representing 41% of total revenues, in 1996 to $975,000, representing 24% of total revenues, in 1997 and by $410,000 or 42% to $1,385,000, representing 22% of total revenues, in 1998. This increase in dollars was due to an increase in the number of employees and higher professional service fees. The increase from 1997 to 1998 was also due to increased employee relocation expenses.

        Stock-based Expenses. During 1998, we recorded aggregate unearned compensation in the amount of $4,166,000 in connection with the grant of certain stock options during 1998. Related amortization totaled $1,173,000 during 1998. See Note 8 of Notes to Financial Statements.

INTEREST AND OTHER INCOME AND INTEREST EXPENSE

        Interest expense increased from $200,000 in 1996 to $208,000 in 1997 due to additional borrowings from stockholders, and decreased to $26,000 in 1998 due to the repayment of stockholder borrowings using proceeds from the sale of preferred stock in February 1998.

INCOME TAXES

        No provision for federal and state income taxes was recorded as we incurred net operating losses in 1996, 1997 and 1998. As of December 31, 1998, we had net operating loss carryforwards for federal tax purposes of $6,309,000 and for state tax purposes of $1,442,000. These federal and state tax loss carryforwards are available to reduce future taxable income and expire at various dates through fiscal 2013. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income. We have not recognized a deferred tax asset on our balance sheet. See Note 5 of Notes to Financial Statements.

QUARTERLY FINANCIAL RESULTS

        The following table presents our quarterly results of operations for each of the six quarters in the period ended June 30, 1999. You should read the following table in conjunction with our financial statements and the related notes included in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                                 QUARTER ENDED
                                   --------------------------------------------------------------------------
                                   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                     1998        1998         1998            1998         1999        1999
                                   ---------   --------   -------------   ------------   ---------   --------
                                                                  (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  System sales...................   $  677      $1,392       $1,766          $1,132       $1,688      $2,037
  Support services...............      239         275          299             437          444         482
                                    ------      ------       ------          ------       ------      ------
     Total revenues..............      916       1,667        2,065           1,569        2,132       2,519
                                    ------      ------       ------          ------       ------      ------
Cost of revenues:
  System sales...................      432         522          672             618          707         679
  Support services...............       90         100          107             122          145         143
                                    ------      ------       ------          ------       ------      ------
     Total cost of revenues......      522         622          779             740          852         822
                                    ------      ------       ------          ------       ------      ------
Gross profit.....................      394       1,045        1,286             829        1,280       1,697
                                    ------      ------       ------          ------       ------      ------
Operating expenses:
  Sales and marketing............      363         394          346             485          654         673
  Research and development.......      335         318          371             369          368         359
  General and administrative.....      264         274          461             386          427         452
  Stock-based compensation.......       51         164          431             527          517         480
                                    ------      ------       ------          ------       ------      ------
     Total operating expenses....    1,013       1,150        1,609           1,767        1,966       1,964
                                    ------      ------       ------          ------       ------      ------
Loss from operations.............     (619)       (105)        (323)           (938)        (686)       (267)
Interest and other income, net...       16          33           26              26           22          27
Interest expense.................      (26)         --           --              --           --          --
                                    ------      ------       ------          ------       ------      ------
Net loss.........................   $ (629)     $  (72)      $ (297)         $ (912)      $ (664)     $ (240)
                                    ======      ======       ======          ======       ======      ======

                                                       As a Percentage of Total Revenues
                                   --------------------------------------------------------------------------
Revenues:
  System sales...................     73.9%       83.5%        85.5%           72.1%        79.2%       80.9%
  Support services...............     26.1        16.5         14.5            27.9         20.8        19.1
                                    ------      ------       ------          ------       ------      ------
     Total revenues..............    100.0       100.0        100.0           100.0        100.0       100.0
                                    ------      ------       ------          ------       ------      ------
Cost of revenues:
  System sales...................     47.2        31.3         32.5            39.4         33.2        26.9
  Support services...............      9.8         6.0          5.2             7.8          6.8         5.7
                                    ------      ------       ------          ------       ------      ------
     Total cost of revenues......     57.0        37.3         37.7            47.2         40.0        32.6
                                    ------      ------       ------          ------       ------      ------
Gross profit.....................     43.0        62.7         62.3            52.8         60.0        67.4
                                    ------      ------       ------          ------       ------      ------
Operating expenses:
  Sales and marketing............     39.6        23.6         16.7            30.9         30.7        26.7
  Research and development.......     36.6        19.1         18.0            23.5         17.3        14.3
  General and administrative.....     28.8        16.4         22.3            24.6         20.0        17.9
  Stock-based compensation.......      5.6         9.9         20.9            33.6         24.2        19.1
                                    ------      ------       ------          ------       ------      ------
     Total operating expenses....    110.6        69.0         77.9           112.6         92.2        78.0
                                    ------      ------       ------          ------       ------      ------
Loss from operations.............    (67.6)       (6.3)       (15.6)          (59.8)       (32.2)      (10.6)
Interest and other income, net...      1.7         2.0          1.2             1.7          1.1         1.1
Interest expense.................     (2.8)         --           --              --           --          --
                                    ------      ------       ------          ------       ------      ------
Net loss.........................    (68.7%)      (4.3%)      (14.4%)         (58.1%)      (31.1%)      (9.5%)
                                    ------      ------       ------          ------       ------      ------

        Our revenues in the fourth quarter have generally been lower than those in the third quarter due to staff vacations and our customers' holiday schedules, which impact the progress of our implementation efforts.

LIQUIDITY AND CAPITAL RESOURCES

        Since inception, we have financed our operations through net cash generated from operating activities, and private sales of common and preferred stock, with net proceeds totaling $11.1 million. As of June 30, 1999, we had $2.4 million in cash and cash equivalents and $463,000 in working capital with no outstanding debt.

        Net cash used in operating activities was $359,000 in 1996, $17,000 in 1997 and $2.4 million in 1998. Net cash provided by operating activities was $595,000 in the six months ended June 30, 1999. Net cash used to fund operating activities in 1996 reflects net losses before non-cash charges for depreciation and amortization and increases in accounts receivable, offset in part by increases in deferred revenues, and increases in accounts payable and accrued expenses. Net cash used to fund operating activities in 1997 reflects net losses before non-cash charges for depreciation and amortization and decreases in deferred revenue, offset in part by increases in accounts payable and accrued expenses, and decreases in accounts receivable. Net cash used to fund operating activities in 1998 reflects net losses before non-cash charges for depreciation and amortization, increases in accounts receivable, decreases in deferred revenue, and decreases in accounts payable and accrued expenses. Net cash provided by operating activities in the six months ended June 30, 1999 consists of net income before non-cash charges for depreciation and amortization, and increases to accounts payable, accrued expenses and deferred revenue.

        Net cash used in investing activities was $161,000 in 1996, $235,000 in 1997, $397,000 in 1998 and $258,000 for the six months ended June 30, 1999.
Investing activities consist primarily of purchases of computer equipment, office furniture and leasehold improvements, and additions to capitalized software development costs.

        Net cash generated from financing activities was $439,000 in 1996, $394,000 in 1997, $4.7 million in 1998 and $2,000 for the six months ended June 30, 1999. Net cash generated from financing activities in 1996 and 1997 resulted almost entirely from net proceeds from bank and stockholder borrowings. Net cash generated from financing activities in 1998 resulted from the issuance of preferred stock and common stock, partially offset by principal payments on stockholder notes payable.

        In February 1999, we obtained a line of credit that allows maximum borrowings of $2.0 million. Advances on the line of credit are secured by all of our tangible and intangible personal property. At June 30, 1999, no credit had been drawn down against the line of credit. In August 1999, we borrowed $270,000 against the line of credit to finance certain fixed assets.

        We signed a lease for a new principal facility in March 1999. Lease payments commenced in September 1999 and will continue for eighty-four months, resulting in aggregate lease expenses of approximately $34,000 per quarter. At June 30, 1999, we had capital commitments in the amount of $272,000 related to the establishment of this facility.

        We believe that sales to hospital providers have decreased due to their internal Year 2000 issues. We expect this trend to continue through the first quarter of 2000.

        We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan. As a result, we anticipate that operating expenses and planned capital expenditures will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in other businesses, technologies or product lines. We believe that available cash and cash equivalents and the net proceeds from the sale of the common stock in this offering will be sufficient to meet our working capital and operating expense requirements for at least the next twelve months. Thereafter, we may require additional funds to support our working capital and operating expense requirements or for other purposes and may seek to raise such additional funds through public or private debt or equity financings. There can be no assurance that such additional financing will be available, or if available, will be on reasonable terms and not dilutive to our stockholders.

YEAR 2000 READINESS

        Many currently installed computer systems, software products and other control devices are unable to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' computer systems, software products and control devices may need to be upgraded or replaced in order to operate properly in 2000 and beyond.

        We have designed our solutions to be Year 2000 compliant. The third-party software vendors whose products we sublicense to our customers have provided us with assurances that their software is also Year 2000 compliant. However, there can be no assurance that our solutions and the software we sublicense to our customers do not contain undetected errors or defects associated with Year 2000 date functions. If such errors or defects do exist, we may incur material costs to resolve them.

        We have assessed our material internal information technology systems, including our own solutions and third-party software and hardware technology, and our non-information technology systems. We have completed the majority of the necessary testing of our critical information technology systems and non-information technology systems. To the extent that we are not able to test the technology provided by third-party vendors, we have sought assurances from these vendors that their systems are Year 2000 compliant. We are not currently aware of any material operational issues or costs associated with preparing our internal information technology and non-information technology systems for the Year 2000. However, there can be no assurance that we will not experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

        If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, and they could potentially face litigation costs if problems with their information or other systems effect patient care. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for our solutions or could delay purchases of our solutions. As a result, our business could be seriously harmed.

        We have funded our Year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the Year 2000 plan but anticipate that the costs will continue to be funded out of our operating cash flow and regular personnel work schedules.

        Due to the Year 2000 readiness information gathered so far on our solutions and internal systems that are critical to our continued operations in the Year 2000, we believe that significant expenditures on contingency plans is not warranted and no such expenditures have been made. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failure interruptions.

        Year 2000 issues affecting our business, if not adequately addressed by us, our third party vendors or suppliers or our customers, could have a number of "worst case" consequences. These include:

        - a significant decline in demand for our solutions;

        - the failure of our newer solutions or applications in development to achieve market acceptance;

        - claims from our customers asserting liability, including liability for breach of warranties related to the failure of our solutions and services to function properly, and any resulting settlements or judgments; and

        - our inability to manage our own business.

RECENT ACCOUNTING PRONOUNCEMENTS

        In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We have adopted the provisions of SOP 98-1 in our fiscal year beginning January 1, 1999, and the effects of adoption did not have a material effect on our financial statements.

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. We will adopt SFAS 133 in our quarter ending June 30, 2000 and do not expect such adoption to have a material effect on our financial statements.

        In December 1998, the AICPA issued Statement of Position No. 98-9, "Modification of SoP No. 97-2, Software Revenue Recognition, With respect to Certain Transactions" ("SoP 98-9"), which is effective for transactions entered into in fiscal years beginning after March 15, 1999. SoP 98-9 amends SoP 97-2 and extends the effective date of SoP No. 98-4 "Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition" ("SoP 98-4"), and provides additional interpretive guidance. The adoption of SoP 97-2 has not had, and the adoption of SoP 98-4 and SoP 98-9 are not expected to have, a material effect on our financial statements.

                                    BUSINESS

OVERVIEW

        We offer business-to-business e-medical management solutions to healthcare payers and providers designed to help our clients control the cost and improve the quality of healthcare delivery. Our applications automate and streamline administrative and business processes and facilitate real-time interaction among various healthcare participants. We enable our clients to deliver consistent and appropriate medical care utilizing their chosen clinical guidelines and business process rules. We are also marketing e-medical management solutions that add functionality to payers' Web sites in order to attract repeat visits by members. We refer to Internet-based solutions that generate repeat visits as sticky applications.

        We currently provide our maxMC solution to six payers with more than seven million members and our Maxsys solutions to more than 200 hospital providers. We recently began offering e-maxMC, our Internet-based medical management solution for payer organizations. We have successfully tested e-maxMC internally and expect to complete a beta test of the application in early 2000. We believe that the lack of medical management functionality offered by existing Internet-based products and services provides a significant market opportunity for e-maxMC.

        Our medical management solutions, which utilize an open, ntier system architecture, complement existing legacy and Internet-based products. Our systems are scalable, flexible and secure, and can be deployed across a broad range of computing environments. As a result, our customers are able to configure and adapt our solutions to fit their specific workflow processes, clinical guidelines, existing information systems and business models.

THE INDUSTRY

Growth and Proliferation of the Internet

        The Internet is the fastest growing medium in history. The Internet is increasingly being used for business-to-business and business-to-consumer interaction and is transforming the fundamental economics and structure of many industries. The use of the Internet has evolved from simple information publishing, messaging and data gathering to enabling critical business transactions and confidential communications. We believe payers and providers will increasingly rely on the Internet to improve and expand their businesses and to control the cost of healthcare delivery. In a recent survey by The Gartner Group, e-commerce ranked as the second most important initiative for managed care organizations after Year 2000 issues and was identified as the factor that will differentiate managed care organizations in the future.

Complexity of the Healthcare Industry

        Healthcare costs in the United States have risen dramatically over the past two decades and now represent approximately $1.0 trillion, or 14% of the annual gross domestic product. It is estimated that of this $1.0 trillion, over $250 billion is wasted through the delivery of unnecessary care, performance of redundant tests and procedures and excessive administrative costs. Insurance carriers and other third-party payers have moved aggressively to control costs. These payers have established rules for providers and patients to follow in arriving at treatment decisions in order to manage the utilization of healthcare resources more efficiently. These rules have increased the complexity and administrative burden of delivering healthcare by requiring numerous and complicated interactions among various industry participants, including interactions related to eligibility verification, benefits determination, care authorization and case and disease management. Managing these interactions is labor and time intensive, as most information is delivered via paper-, phone- and fax-based exchanges and involves redundant data entry and significant communication inefficiencies.

Problems with the Current Healthcare Information Technology Environment

        The unique characteristics of the healthcare industry, including the large number of participants, the complexity of healthcare transactions and pervasive concerns about confidentiality of patient information, have inhibited the development of technology solutions that automate workflows across multiple industry participants. Healthcare organizations and their traditional technology vendors have focused on automating discrete business and administrative processes, such as billing and scheduling for physicians, or claims processing for hospitals and payers. As a result, the industry currently uses numerous different mainframe and client/server systems that do not communicate with one another, trapping information that needs to be shared among industry participants in isolated, proprietary databases using non-standardized data formats.

Impact of the Internet on the Healthcare Industry

        We believe the healthcare industry, because of its size, fragmentation and dependence on information exchange, is extremely well suited to benefit from greater use of the Internet. Consumers are utilizing the Internet to become more involved in their personal healthcare by accessing healthcare information content and purchasing health-related goods and services. Healthcare organizations are increasingly utilizing the Internet to achieve greater connectivity and real-time communication among healthcare industry participants across the continuum of care. However, we believe that many existing Internet-based products have merely linked industry participants without adequately addressing the functionality needed to manage business and consumer processes, procedures and transactions.

OUR SOLUTIONS

        We provide the medical management functionality lacking in existing legacy and Internet-based products and services. We leverage the open, ntier architecture of our systems to manage communication and interaction among payers, providers and members. Our solutions automate and streamline administrative and business processes, and minimize inefficient paper-, fax- and phone-based communications among payers, providers and members.

        Our solutions benefit payers by:

        - automating and streamlining workflow and business processes to enhance operational efficiencies;

        - increasing adherence to clinical guidelines to reduce delivery of inappropriate care;

        - providing sticky applications for their Web sites;

        - enhancing member satisfaction; and

        - aggregating member data for trend analysis and decision support.

        Our solutions benefit providers by:

        - automating and streamlining workflow and business processes to enhance operational efficiencies;

        - reducing payment denials and claims appeals by payers;

        - increasing quality and consistency of care;

        - improving the efficiency of incident reporting and reducing the risk of legal liability;

        - assisting with accreditation and administration of compliance programs; and

        - aggregating data for trend analysis and decision support.

        Members benefit from:

        - increased access to health information content;

        - empowerment and self care, including participation in case management, disease management and wellness programs; and

        - improved information flow such as referral tracking, claims status inquiries and personal information updating.

OUR STRATEGY

        Our objective is to be the leading provider of e-medical management solutions for healthcare payers and providers. Key components of our strategy include:

Aggressively marketing our Internet-based medical management solution

        We will aggressively market e-maxMC to payers. We believe that the lack of medical management functionality offered by existing Internet-based products and services provides a significant market opportunity.

Developing sticky applications for member-focused, payer-branded Web sites

        We will incorporate our sticky applications into payers' Web sites to assist them with their Internet healthcare initiatives. In addition, we plan to partner with leading companies to provide a comprehensive Internet services offering for our payer clients, including health content, disease management tools and e-commerce capabilities. We believe that this will enable us to forge stronger relationships with our payer clients and generate sponsorship, advertising and e-commerce revenues.

Achieving greater market penetration and leveraging our existing customer base

        We intend to expand our sales and marketing team significantly in order to achieve greater penetration in our markets. We will continue to pursue opportunities for additional sales to customers who may wish to acquire our new product offerings or extend our solutions to new facilities and territories. We will maintain our commitment to providing excellent customer service.

Continuing to add functionality to our medical management solutions

        We will further develop the features and functionality of our solutions to enhance our competitive position. We will continue to leverage our industry experience and understanding of payers' and providers' specific medical management requirements and respond to developments in the healthcare industry to address our customers' evolving business needs. We recently added functionality to our payer solution by incorporating an expedited appeals function in response to new government regulations requiring payers to process members' appeals of care denials within a seventy-two hour period.

Pursuing strategic partnerships and acquisitions

        We intend to target and pursue strategic acquisitions and relationships to accelerate the implementation of elements of our strategy. We may pursue acquisitions, partnerships or licensing arrangements to obtain technology if we determine that to do so would be more cost effective or timely than developing our own. We also may choose to broaden our customer base through acquisitions to improve our economies of scale.

PRODUCTS

        We currently market our solutions to payers and providers. The flexible and open design of our applications enables us to configure them to address our customers' evolving needs and specific business requirements. Our solutions feature:

        - Rules Based Processing Capabilities. Our workflow engine utilizes a series of customized "if . . . then . . . " associations to trigger actions based upon changes in the state of any data within the database (e.g., automatically notifying a case manager if a high-risk authorization is requested).

        - Clinical Guidelines integrated into Workflow Applications. Our solutions incorporate externally licensed and/or internally developed medical management criteria into automated authorization, case management and disease management workflow processes.

        - Proprietary Interfacing Capabilities. We have developed more than 300 proprietary interfaces which enable efficient integration of our medical management solutions with other data systems.

        - Trend Analysis and Decision Support Tools. Our solutions enable healthcare personnel to graphically view data in order to identify trends and spend more time resolving issues rather than identifying them.

        MAXMC. Our core medical management solution for payers is maxMC. maxMC integrates a payer's internal medical management guidelines and business processes with member specific information to improve workflow and more effectively manage the care of the payer's members. Key functions of this product include:

        Authorization Center. Verifies membership and benefits eligibility. Incorporates industry standard clinical guidelines, including InterQual(R) and Milliman & Robertson, and/or customer-defined criteria into the authorization process to ensure consistent care decisions across member populations. Once the authorization data is input and the treatment request is authorized, the appropriate authorization data can be directly and promptly exported to the payer's claims adjudication systems.

        Case and Disease Management. Supports both case management and disease management programs using a combination of clinical disease assessment protocols selected by the client. These protocols can be employed to determine appropriate levels of care, perform short- and long-term care planning and minimize unnecessary and costly procedures. Health assessments can be deployed to identify members requiring case or disease management, care planning or education.

        Credentialing. Supports the provider credentialing process by automating the maintenance and review of physician and other care provider information, such as continuing medical education credits, medical board certifications and adverse actions, and import and export integration with the National Practitioner Data Bank and other governmental bodies.

        E-MAXMC. Our Internet-based medical management solution for payers, e-maxMC, leverages our Web-enabled architecture and the Internet's universal accessibility to integrate providers and members into payers' internal medical management systems. This product will enable providers and members secure access to a payer's medical management information and proprietary business processes, giving them the ability to engage in real-time, Internet-based transactions such as clinically-based authorizations, referrals and health risk assessments. We have successfully tested e-maxMC internally, and we expect to complete a beta test of the application in early 2000.

        We will leverage e-maxMC's sticky applications to assist our payer clients with the development of payer-branded healthcare Web sites and other Internet healthcare initiatives. In addition, we plan to provide payer organizations with, among other Internet services, health content, disease management tools and e-commerce capabilities in partnership with leading Internet companies. We believe that this strategy will enable us to forge strong relationships with our payer clients, as well as generate sponsorship, advertising and e-commerce revenues. e-maxMC enables the following Web-based interactions between payers and providers:

        Referral Advice. Online notification to payers of referrals to specialists and others by primary care physicians.

        Authorization Requests and Communications. Affords primary care physicians and specialists a medium for conducting on-line eligibility checks, authorizations for care, clinical criteria analysis and benefits checks, in each case, in accordance with individual payers' requirements.

        Assignment of Care. Online capability for primary care physicians to assign care management to appropriate specialists.

        Cross-coverage. Online notification by one primary care physician that another primary care physician will provide on-call coverage for a specific period of time.

        Case and Disease Management Program Enrollment. Online requests that patients be considered for enrollment in a particular case or disease management program.

        Inpatient Admission. Online notification by an inpatient facility that a member has been admitted.

        Health Risk Assessment. Online completion of health risk assessments by primary care physicians and specialists.

e-maxMC enables the following Web-based interactions between payers and its members:

        Information Exchange. Online reviewing and updating of member demographic information and checking of plan benefit and claim status information.

        Physician Selection. Online selection of primary care physician in accordance with payer-specific policies from up-to-date lists of in-network physicians.

        Health Risk Assessment. Online completion of health risk assessments by members.

        MAXSYS II. Our solution for hospital providers, Maxsys II, enables hospital providers to improve communications and apply more efficient workflow tools to the process of delivering healthcare. Maxsys II is the successor to our Maxsys I product. Key functions of the Maxsys II product include:

        Case/Utilization Management. Helps ensure patients receive appropriate levels of care, minimizes inappropriate length of stay expenses, avoids inefficient deployment of human resources and reduces reimbursement denials resulting from failure to follow payer guidelines. This is achieved by automating the initial evaluation and on-going review of patient care in order to monitor compliance with customer-defined clinical guidelines or industry standard clinical guidelines, such as InterQual(R) and Milliman & Robertson.

        Quality Management. Helps identify deficiencies in patient care or provider performance and alerts the facilities' process improvement personnel for early intervention. Monitors and evaluates the provider's care processes, treatments, operative procedures and outcomes. Allows quality managers to better monitor high-cost, high-risk procedures and to enforce quality initiatives by providing variance reporting, process monitoring and centralized data.

        Risk Management. Minimizes financial losses by automating and supporting timely and thorough investigations, interventions, communication and education regarding potential and actual claims. Through efficient incident reporting, a provider's risk management staff may be notified instantly as incidents are reported by personnel anywhere within the organization. The function also supports efficient management, tracking, and analysis of potential and asserted claims by patient/episode, staff members, physicians, allied health professionals and visitors.

        Infection Control. Facilitates effective management of epidemology and analysis of treatment protocols based on the National Nosocomial Infections Study model, which reports the national standards for epidemology studies. Eliminates manual data entry by extracting pertinent data from other sources in a provider's information technology system and from data collected by case and quality management staff.

        Credentialing. Supports the provider credentialing process by automating the maintenance and review of physician and other care provider information such as continuing medical education credits, medical board certifications and adverse actions. Import and export integration with the National Practitioner Data Bank and other governmental bodies may be performed.

SERVICES

        We offer comprehensive implementation services such as:

        - management of projects;

        - identification of customer-specific system requirements;

        - consideration of interactions between our software and our customer's information systems and designing appropriate workflow processes;

        - building proprietary interfaces to legacy and other database systems and configuring hardware and software to support optimal workflow processes; and

        - training customer personnel.

        We plan to offer a broad range of Internet-related services, such as:

        - co-developing payer-branded healthcare Web sites;

        - designing and implementing branding strategies and sticky applications;

        - determining hardware and software requirements; and

        - providing general health content, disease management tools and e-commerce capabilities in partnership with leading companies.

CUSTOMERS

        We target payers with membership ranging from several million to 50,000 covered lives. We currently serve six payers with a combined membership of more than seven million participants. Our top three payer customers by total contract value are Blue Shield of California, Highmark (Blue Cross Blue Shield of Western Pennsylvania) and Renal Management Systems (a subsidiary of Baxter). Blue Shield of California and Highmark are currently implementing our maxMC solution and plan to be live with the solution in late 1999. Renal Management Systems, currently using maxMC, was the first of our customers to utilize maxMC's disease management functionality, which is implemented using a central database and twenty-two remote satellite operations throughout the United States.

        We target hospital providers with licensed beds ranging from several thousand to as few as 250. We currently serve over 200 providers. Our top three provider customers by total contract value are New York and Presbyterian Health Network located in New York, New York, All Children's Hospital of St. Petersburg, Florida and the Baptist Healthcare Systems, Inc. located in Louisville, Kentucky. New York and Presbyterian Health Network is currently implementing Maxsys II at nine of its thirteen facilities. All Children's Hospital has recently completed implementation of Maxsys II. Baptist Healthcare Systems has completed implementation of

Maxsys II across its five hospital system. Many of our hospital provider customers continue to use Maxsys I, the predecessor of Maxsys II, which we no longer market.

TECHNOLOGY OVERVIEW

        We believe that our proprietary technology platform provides us with a significant competitive advantage. Our products utilize ntier and web architecture systems derived from our proprietary object oriented software foundation. Through the application of middleware platforms that include business rules and service functions, our technology supports our e-medical management solutions by ensuring high availability and scalability. We currently employ Oracle database management systems to support the data storage requirements of our solutions. We are also currently working towards releasing a Microsoft SQL Server database management system version to appropriately qualified sites.

        We have developed to an open architecture standard, allowing separate functional components to run on several different hardware platforms. Maxsys II and maxMC, based upon the leading fourth generation language of PowerBuilder, run on standard Intel-compatible PCs. Our common object request broker architecture, CORBA, based rules engine runs on Microsoft NT and Sun Solaris systems. emaxMC, which utilizes Java and Java Servelets for its functionality and either Microsoft's Internet Explorer or Netscape's Netscape Communicator browsers for the provider interface, makes use of any Internet capable system with the application itself being served by a Microsoft NT or Sun Solaris platform. Our data interface engine operates on the leading UNIX or Microsoft NT platforms. Additional servers may be placed in the system (e.g., report server or fax server) in order to ensure scalability without performance loss. The interaction of all these services and middleware makes the system truly ntiered, rather than two-tiered (client/server) or three-tiered (client/application/server).

COMPETITION

        The market for our solutions is highly competitive and is characterized by rapidly changing technology, evolving user needs and the frequent introduction of new products. Certain aspects of our comprehensive medical management solutions compete with functionality supplied by other companies. The principal companies we compete against in the payer market include HPR (a subsidiary of McKesson HBOC), MedDecision and PhyCom. In the hospital provider market, we usually compete against MIDS and SoftMed Systems/IHS.

        We expect that competition will continue to increase as a result of consolidation in the Internet, information technology and healthcare industries. We believe that the principal factors affecting competition in our markets include, product functionality, performance, flexibility and features, use of open standards technology, quality of service and support, company reputation, price and overall cost of ownership. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

        We are dependent upon our proprietary information and technology. We rely primarily on a combination of copyright, trademark and trade secret laws and license agreements to establish and protect our rights in our software products and other proprietary technology. We require employees and third-party consultants and contractors to enter into nondisclosure agreements to limit use of, access to, and distribution of, our proprietary information. There can be no assurance that our means of protecting our proprietary rights will be adequate to prevent misappropriation. The laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by us to protect our proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products, reverse engineer such products or otherwise obtain and use information that we regard as proprietary. Furthermore, there can be no assurance that others will not independently develop technologies similar or superior to our technology or design around the proprietary rights owned by us.

GOVERNMENT REGULATION

        Participants in the healthcare industry, such as our payer and provider customers, are subject to extensive and frequently changing laws and regulations, including laws and regulations relating to the confidential treatment and secure transmission of healthcare information such as patient medical records. Additional legislation relating to the use and disclosure of medical information has been proposed at both the state and federal levels, and new federal laws or regulations are likely to be enacted in the near future. Pursuant to the Health Insurance Portability and Accountability Act of 1996, HIPAA, the Department of Health and Human Services, DHHS, has proposed regulations setting forth security standards for all health plans, clearinghouses and providers to follow with respect to an individual's healthcare information that is electronically transmitted, processed, or stored. In addition, HIPAA provides that if Congress does not enact legislation governing privacy of healthcare information by August 21, 1999, DHHS will issue regulations on the subject by February 21, 2000. Congress has not yet enacted any such privacy legislation, but is currently considering various legislative proposals regarding health information privacy.

        While we do not believe that the security and privacy provisions of HIPAA apply to Landacorp directly, our provider customers and our payer customers must comply with HIPAA, its associated regulations and all other applicable healthcare laws and regulations. Accordingly, in order for our medical management solutions to be marketable, they must contain features and functionality that allow our customers to comply with these laws and regulations. We believe our products currently allow our customers to comply with existing laws and regulations. However, because new regulations are yet to come and because the proposed regulations are subject to modification prior to becoming final, our products may require modification in the future. Any such modification could be expensive, could divert resources away from other product development efforts or could delay future releases or product enhancements. If we fail to offer solutions that permit our customers to comply with applicable laws and regulations our business will suffer.

        In addition, laws governing healthcare payers and providers are often not uniform among states. This could require us to undertake the expense and difficulty of tailoring our products in order for our customers to be in compliance with applicable state and local laws and regulations.

        The Internet and its associated technologies are also subject to government regulation. Many existing laws and regulations, when enacted, did not anticipate the methods of Internet-based medical management solutions we offer. We believe, however, that these laws and regulations may nonetheless be applied to us. Current laws and regulations which may affect our Internet-based business relate to the following:

        - patient medical record information;

        - the electronic transmission of information between healthcare providers, payers, clearinghouses and other healthcare industry participants;

        - the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease;

        - health maintenance organizations, insurers, healthcare service providers and/or employee health benefit plans; and

        - the relationships between or among healthcare providers.

        We expect to conduct our Internet-based medical management business in substantial compliance with all material federal, state and local laws and regulations governing our operations. However, the impact of regulatory developments in the healthcare industry is complex and difficult to predict, and our business could be adversely affected by existing or new healthcare regulatory requirements or interpretations. These requirements or interpretations could also limit the use of the Internet for our medical management solutions or even prohibit the sale of a particular product or service.

        Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet are becoming more prevalent. Such laws and regulations have covered, or may cover in the future, issues such as:

        - security, privacy and encryption;

        - pricing;

        - content;

        - copyrights and other intellectual property;

        - contracting and selling over the Internet;

        - distribution; and

        - characteristics and quality of services.

        Moreover, the applicability to the Internet of existing laws in various jurisdictions, industry laws governing issues such as property ownership, sales and other taxes, libel and personal privacy, is uncertain and may take years to resolve. Demand for our Internet-based applications and services may be affected by additional regulation of the Internet. Any new legislation or regulation regarding the Internet, or the application of existing law and regulations to the Internet, could adversely affect our business. Additionally, while we do not currently operate outside of the United States, the international regulatory environment relating to the Internet market could have an adverse effect on our business, especially if we expand internationally.

        The growth of the Internet, coupled with publicity regarding Internet fraud, may also lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations in this area may impede the growth of the Internet, which could decrease our potential revenues or otherwise cause our business to suffer.

EMPLOYEES

        As of August 31, 1999, we employed ninety-eight employees, including twenty-seven employees in research and development, forty-one employees in client services (including implementation and support services), nineteen employees in sales and marketing and eleven employees in finance and administration. Our success depends on our continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense in the information technology industry, particularly for talented software developers, service consultants, and sales and marketing personnel. There can be no assurance that we will be able to attract and retain qualified personnel in the future.

        Our employees are not represented by any labor unions. We consider our relations with our employees to be good.

FACILITIES

        Our corporate headquarters are located in Atlanta, Georgia, and our Research and Development and Support Departments are located in Chico, California. We have under leases approximately 21,000 square feet of office space. We anticipate that our current facilities are adequate for our current needs.

LEGAL PROCEEDINGS

        Landacorp is not currently involved in any litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth information with respect to our executive officers and directors as of August 31, 1999.

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Eugene Santa Cattarina...............  52    President, Chief Executive Officer and Director
Stephen Kay..........................  37    Chief Operating Officer and Chief Financial Officer
Bryan Lang...........................  41    Chief Technology Officer, Chief Marketing Officer and
                                             Director
David Brown..........................  44    Senior Vice President, Sales
Marlene McCurdy......................  46    Senior Vice President, Client Services
Thomas Stephenson....................  57    Chairman of the Board of Directors
Howard Cox...........................  55    Director
Jason Rosenbluth, MD.................  42    Director
Jerome Grossman, MD..................  60    Director

-------------------------

        Eugene Santa Cattarina, President and Chief Executive Officer and Director, came to Landacorp in July 1998, after serving since 1996 as President and Chief Executive Officer of Medicode, Inc., a leading healthcare information technology company that was recently acquired by United Healthcare Corporation. From 1986 to 1993, Mr. Santa Cattarina served in a number of leadership positions with TDS Healthcare Systems Corporation, a healthcare software systems company, including President and Chief Operating Officer. Following the acquisition of TDS Healthcare Systems Corporation by ALLTEL Corporation in 1993, Mr. Santa Cattarina continued as President and Chief Operating Officer of TDS Healthcare Systems Corporation until 1994, and as Executive Vice President of ALLTEL Information Services-Healthcare Division from 1994 to 1995. From 1967 to 1986, he held various positions with Technicon Corporation, a clinical laboratory automation company, including President, Domestic Division.

        Stephen Kay, Chief Operating Officer and Chief Financial Officer, has been involved with Landacorp since 1992, initially as the Director of Finance of Landacorp UK Ltd. In early 1995, Mr. Kay was promoted to Chief Operating Officer of Landacorp. He is currently Chief Operating Officer and Chief Financial Officer of Landacorp and is responsible for overseeing finance and operations. He has worked in a consultative capacity in the structuring of contracts, implementation, and deployment plans of healthcare information systems for hospitals, integrated delivery networks, managed care organizations, and insurance companies, as well as for the United Kingdom's National Health Service. Mr. Kay is a member of The Institute of Chartered Accountants in England and Wales. He received his training at Touche Ross (now Deloitte Touche) in London, England.

        Bryan Lang, Chief Technology Officer and Chief Marketing Officer and Director, is the founder of Landacorp. Mr. Lang served as Chief Executive Officer of Landacorp from 1993 to 1998, has served as Chief Technology Officer since 1998, and as Chief Marketing Officer since January 1999. Mr. Lang has been a consultant and automated systems designer for seventeen years. He has worked extensively with healthcare industry projects in the United States, the United Kingdom, Canada, Saudi Arabia and Australia. A specialist in quality and resource management, he has worked with hundreds of hospitals, health maintenance organizations, ambulatory care services, private physician practices and the U.S. and Saudi armed forces.

        David Brown, Senior Vice President, Sales, joined Landacorp in July 1998. From 1997 to 1998, he was Vice President-Sales for HBO & Company's (now McKesson/HBOC) provider and payer solutions. From 1985 to 1997, Mr. Brown served in a number of sales and sales executive positions including Regional Sales Director/Vice President-Sales for Eclipsys Corporation (formerly ALLTEL Information Services-Healthcare Division, TDS Healthcare Systems Corporation and Technicon Data Systems). From 1983 to 1985, Mr. Brown was Regional Sales Director for

Compucare, a provider of mainframe- and minicomputer-based software and services to hospitals. Mr. Brown began his career in healthcare with Technicon in 1980 as a Hospital Consultant and then moved into the position of Sales Representative.

        Marlene McCurdy, Senior Vice President, Client Services, joined Landacorp in July 1998 after serving as Director, Implementation
Strategy/Research & Development for Eclipsys Corporation since 1995. From 1990 to 1995, Ms. McCurdy held a number of implementation and technical support positions for TDS Healthcare Systems Corporation and ALLTEL Information Services -- Healthcare Division, including Director, Implementation Services.

        Thomas Stephenson, Director and Chairman of the Board, has been a director of Landacorp since February 1998. He has been a general partner and managing member of Sequoia Capital General Funds since 1988. Prior thereto, Mr. Stephenson was President of Fidelity Venture Associates, the venture capital subsidiary of Fidelity Investments. Mr. Stephenson is a director of Chapters Online and a number of private companies. Mr. Stephenson received his BA and MBA from Harvard University, and a law degree from Boston College Law School.

        Howard Cox, Director, has served as a director of Landacorp since February 1998. He is a General Partner of Greylock, a national venture capital firm headquartered in Boston, with which he has been associated for 28 years. Mr. Cox is a Director of Stryker Corporation in Michigan and numerous other private companies. Prior to joining Greylock, Mr. Cox served in the Office of the Secretary of Defense.

        Jason Rosenbluth, MD, Director, has served as a director of Landacorp since February 1998. Dr. Rosenbluth is a Managing Director of Bedrock Capital Partners, a venture capital firm which he co-founded in 1997. From 1993 to 1997, Dr. Rosenbluth was a healthcare securities analyst and managing director of Volpe Brown Whelan & Company, an investment banking firm. Dr. Rosenbluth currently serves as a director of a number of privately-held technology companies. Dr. Rosenbluth holds an MD from Cornell University Medical College and an MBA from the Wharton School of the University of Pennsylvania.

        Jerome Grossman, MD, Director, has been a director of Landacorp since May 1998. Dr. Grossman is currently chairman and Chief Executive Officer of a newly formed company, Lion Gate Management Corporation. From 1995 to early 1999, he was Chief Executive Officer of Health Quality Inc. He is chairman emeritus of New England Medical Center, Inc. Dr. Grossman has been a founder of several healthcare companies, and has held teaching, research, and medical positions at Tufts University School of Medicine, Massachusetts General Hospital and Harvard Medical School. Dr. Grossman serves as Trustee/Director of several corporations and institutions, including Wellesley College, Stryker Corporation, Arthur D. Little, Inc. and Stryker Corp. He served on the Board of the Federal Reserve Bank of Boston from 1990 to 1997 and was its Chairman from 1994 to 1997.

BOARD COMPOSITION

        Landacorp's board of directors is currently comprised of six members. Four of our directors, Thomas Stephenson, Howard Cox, Jason Rosenbluth and Jerome Grossman, are not employees of Landacorp.

BOARD COMMITTEES

        Audit Committee. The audit committee of the board of directors is comprised of Thomas Stephenson, Howard Cox, Jason Rosenbluth and Jerome Grossman. Jason Rosenbluth is the chairman of the audit committee.

        Compensation Committee. The compensation committee of the board of directors is comprised of Thomas Stephenson, Howard Cox, Jason Rosenbluth and Jerome Grossman. Howard Cox is the chairman of the compensation committee.

DIRECTOR COMPENSATION

        Employees of Landacorp and representatives of institutional investors in Landacorp do not receive any compensation for serving on the board of directors. Jerome Grossman receives a fee of $1,000 per board meeting attended. In 1998, Eugene Santa Cattarina received $4,000 for serving as a director of Landacorp prior to becoming employed by Landacorp.

        All of our directors, including employees and representatives of institutional investors in Landacorp, may be reimbursed for travel expenses incurred in attending board meetings. In addition, all of our directors are eligible to receive grants of stock options or other rewards pursuant to our stock option plan. In July, 1999, each non-employee member of the board of directors was granted an option to purchase 12,500 shares of our stock at $1.00 per share. These options become exercisable over a period of four years. Our shareholders have approved a policy of granting future non-employee directors initial option grants for 12,500 shares of stock, vesting over four years, when they join the board, and of granting all non-employee directors additional option grants for 5,000 shares, vesting over two years, effective on the date of each annual meeting.

EXECUTIVE COMPENSATION

        The following table contains information in summary form concerning the compensation paid to our chief executive officer and each of our most highly compensated executive officers whose total salary, bonus and other compensation exceeded $100,000 during the year ended December 31, 1998. In accordance with the rules of the Securities Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which did not exceed the lesser of $50,000 or 10% of the total salary or bonus reported for those officers.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                               COMPENSATION AWARDS
                                                             -----------------------
                                                             RESTRICTED   SECURITIES       ALL
                                                               STOCK      UNDERLYING      OTHER       1999 ANNUAL
                                                              AWARD(S)     OPTIONS     COMPENSATION     SALARY
    NAME AND PRINCIPAL POSITION       SALARY($)   BONUS($)      ($)          (2)           ($)          ($)(1)
    ---------------------------       ---------   --------   ----------   ----------   ------------   -----------
Eugene Santa Cattarina..............   103,366         --        --        805,550          --          250,000
  President and Chief Executive
  Officer
Stephen Kay.........................   168,700     15,000        --        300,000          --          175,000
  Chief Operating Officer and
  Chief Financial Officer
Bryan Lang..........................   187,162     15,000        --        195,000          --          175,000
  Chief Technology Officer and
  Chief Marketing Officer

-------------------------
(1) Figures are based on annualized salary, excluding bonus, if any.

(2) The figures listed represent the number of incentive stock options granted in October 1998. All the options were exercised during 1999. See "Certain Relationships and Related Transactions -- Early Exercise of Stock Options."

OPTION GRANTS

        The following table provides certain information regarding options granted by Landacorp to the named executive officers during the fiscal year ended December 31, 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL
                                                                                                REALIZABLE VALUE
                                                        PERCENT OF                                 AT ASSUMED
                                                          TOTAL                                 ANNUAL RATES OF
                                           NUMBER OF     OPTIONS                                  STOCK PRICE
                                           SECURITIES   GRANTED TO                              APPRECIATION FOR
                                           UNDERLYING   EMPLOYEES    EXERCISE                     OPTION TERM
                              DATE OF       OPTIONS       DURING       PRICE      EXPIRATION    ----------------
           NAME                GRANT        GRANTED       PERIOD     ($/SHARE)       DATE         5%       10%
           ----             ------------   ----------   ----------   ---------   ------------   ------   -------
Eugene Santa Cattarina....  October 1998    805,550       46.02%       $0.12     October 2008   60,793   154,061
Stephen Kay...............  October 1998    300,000       17.14         0.12     October 2008   22,640    57,375
Bryan Lang................  October 1998    195,000       11.14         0.12     October 2008   14,716    37,294

OPTION EXERCISES AND YEAR END OPTION VALUES

        The following table provides certain information with respect to options exercised by named executive officers during the fiscal year ended December 31, 1998 and the value of unexercised options held by named executive officers as of December 31, 1998.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                 NUMBER OF SHARES
                                                              UNDERLYING UNEXERCISED                 VALUE OF
                            NUMBER OF                            OPTIONS AT FISCAL             UNEXERCISED OPTIONS
                         SHARES ACQUIRED                           YEAR END 1998            AT FISCAL YEAR END 1998(1)
          NAME           ON EXERCISE($)    VALUE REALIZED    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE($)
          ----           ---------------   --------------   ---------------------------   ------------------------------
Eugene Santa
  Cattarina.............        --               --                  805,550/0                         0/0
Stephen Kay.............        --               --                  300,000/0                         0/0
Bryan Lang..............        --               --                  195,000/0                         0/0

-------------------------
(1) For purposes of this calculation, value is based upon the difference between the fair market value of the securities at the at fiscal year ended December 31, 1998, and the exercise price. The exercise price was equal to the fair market value at the end of the fiscal year ended December 31, 1998.

BENEFIT PLANS

1995 Incentive Stock Option Plan and 1998 Equity Incentive Plan

        The 1995 Incentive Stock Option Plan (the "1995 Plan") was adopted by the board of directors in April 1995, and ratified by the shareholders in December 1995. The 1998 Equity Incentive Plan (the "1998 Plan") was adopted by the board of directors in July 1998, and approved by the shareholders in September 1998. The 1998 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees, directors and consultants of non-statutory stock options and stock purchase rights. Since adoption of the 1998 Plan, no further options have been issued under the 1995 Plan.

        As of June 30, 1999, there were 3,000,000 shares of our common stock reserved for issuance under both plans. During 1998, options to purchase 95,000 shares of common stock granted under the 1995 and 1998 plans were exercised. At December 31, 1998, options to purchase 2,253,947 shares of common stock were outstanding, and options to purchase 588,797 shares of common stock remained available. The outstanding options were exercisable at a weighted average price of $0.71 per share. During the six months ended June 30, 1999, options to purchase 1,572,284 shares of common stock granted under the 1995 and 1998 plans were exercised. At June 30, 1999, options to purchase 611,815 shares of common stock were outstanding, and options to purchase 658,645 shares of common stock remained available (unaudited). The outstanding options were exercisable at a weighted average price of $1.38 per share (unaudited).

        The 1995 Plan was administered by a stock option committee appointed by the board of directors. The 1998 Plan may be administered by the board of directors or a committee of the board. Currently our compensation committee administers the 1998 Plan.

        Options granted under the 1995 Plan will vest in full upon notice of (a) a merger, consolidation or reorganization in which we are not the surviving company, (b) the acquisition by another company of all or substantially all of our assets, or (c) our dissolution or liquidation. The options will expire within thirty days of such notice, or otherwise, by their own terms.

        Options granted under the 1998 Plan will terminate in the event of our dissolution or termination. In the event of (a) a merger, consolidation or reorganization in which we are not the surviving company, (b) a reverse merger in which we are the surviving company, but our shares immediately prior to the merger are converted into other property, or (c) the acquisition by another company of all or substantially all of our assets, the surviving or acquiring company must either assume the options, or substitute similar options or awards for those outstanding under our 1998 Plan. If the acquiring or surviving company refuses to do so, then all our outstanding options vest in full, and must be exercised or expire at the time of such event.

        The 1998 Plan will terminate automatically in July 2008, unless sooner terminated by the board of directors.

401(K) PLAN

        We maintain a tax-qualified employee savings and retirement plan, a 401(k) plan, that covers all of our eligible employees. Pursuant to the 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or of the statutorily prescribed annual limit, whichever is lower, and have the amount of such reduction contributed to the 401(k) plan. Participants' salary reduction contributions are fully vested at all times. Landacorp contributes matching funds of up to 25% of employee contributions, subject to a cap of $900 per employee per year. Landacorp, in its sole discretion, may make additional employer contributions to the 401(k) plan. Participants' interests in their additional employer contributions, if any, vest in accordance with a five-year graduated vesting schedule. Participants generally are eligible for a distribution from the 401(k) plan upon their reaching age 59 1/2, age 65, death, disability or separation from service with Landacorp. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, and its accompanying trust is intended to be a tax-exempt trust under Section 501(a) of the Internal Revenue Code of 1986, as amended. Contributions made on behalf of the participants, on a pre-tax basis, to the 401(k) plan, and income earned on such contributions, are not currently taxable to participants. All such contributions are tax deductible by Landacorp.

LIMITATIONS OF DIRECTORS' LIABILITY AND INDEMNIFICATION

        Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that the directors of a corporation will not be personally liable for monetary damages for breach of the fiduciary duties as directors, except liability for any of the following:

        - any breach of their duty of loyalty to the corporation or its stockholders;

        - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

        - any transaction from which the director derived an improper personal benefit.

        This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers, and that we may indemnify our other officers and employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

        We have entered into agreements to indemnify our executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines, and settlement amounts incurred by any such person in any action or proceedings arising out of such person's services as a director or executive officer of Landacorp or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors and officers liability insurance. At present, we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Landacorp where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnity by these individuals.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Series D Preferred Stock Financing.

        In February 1998, we amended our articles of incorporation to authorize the issuance of 6,800,000 shares of Series D Preferred Stock ("Series D Preferred Stock"), to designate the Series D Preferred Stock and to provide the holders thereof with certain rights, privileges and preferences, including certain liquidation and dividend preferences. In addition, we entered into an Investors' Rights Agreement with each holder of Series D Preferred Stock pursuant to which Landacorp granted the holders of Series D Preferred Stock "piggy-back" registration rights with respect to certain registrations of our securities pursuant to the Securities Act. See "Description of Capital Stock."

        Immediately following the authorization, all 41,000 shares of Series A Preferred Stock were converted into shares of Series D Preferred Stock, on a one-for-one basis, and all 115,000 shares of Series B Preferred Stock and 450,000 shares of Series C Preferred Stock were converted into 1,122,000 shares of Series D Preferred Stock, using a ratio of 1.9833 shares of Series D Preferred Stock for each shares of Series B and Series C Preferred Stock. In February 1998, following these conversions, the holders of the converted Series D Preferred Stock sold all their shares to new investors, for $1.20 per share.

        Assuming conversion of all shares of preferred stock into common stock, the following directors and beneficial owners of more than five percent of our common stock acquired beneficial ownership of Series D preferred stock in this private placement:

                 DIRECTORS/5% STOCKHOLDERS                    NUMBER OF SHARES
                 -------------------------                    ----------------
Bedrock Capital Partners I, LP(1)...........................      1,750,000
Greylock IX Limited Partnership.............................      2,500,000
Sequoia Capital VII(2)......................................      2,500,000
Eugene Santa Cattarina......................................         41,667
Jason Rosenbluth(3).........................................      1,750,000
Howard Cox(4)...............................................      2,500,000
Thomas Stephenson(5)........................................      2,500,000

(1) Includes 1,575,000 shares held by Bedrock Capital Partners I, LP, 87,500 shares held by Credit Suisse First Boston Bedrock Fund, L.P., 6,250 shares held by Chris Paul, 6,250 shares held by Theodore Ridgeway and 75,000 shares held by the VBW Employee Bedrock Fund, LP. Bedrock General Partner I, LLC is a general partner of Bedrock Capital Partners I, LP and of VBW Employee Bedrock Fund, LP.

(2) Includes 2,287,500 shares held by Sequoia Capital VII, 100,000 shares held by Sequoia Technology Partners VII, 46,400 shares held by SQP 1997, 26,100 shares held by Sequoia 1997 LLC and 40,000 shares held by Sequoia International Partners. SC VII-A Management Company LLC is a general partner of Sequoia Capital VII, Sequoia Technical Partners VII and Sequoia International Partners.

(3) Includes 1,750,000 shares held by Bedrock Capital Partners I, LP and its affiliates, as listed in note 1 above. Dr. Rosenbluth is a co-founder and managing partner of Bedrock General Partner I, LLC, the general partner of Bedrock Capital Partners I, LP and of VBW Employee Bedrock Fund, LP. Dr. Rosenbluth disclaims beneficial ownership of the shares held by the entities or persons listed in note 1 above, except to the extent of his direct pecuniary interest in the shares.

(4) Includes 2,500,000 shares held by Greylock IX Limited Partnership, Mr. Cox is a general partner of Greylock IX Limited Partnership. Mr. Cox is a general partner of Greylock IX GP Limited Partnership, which is a general partner of Greylock IX Limited Partnership. Mr. Cox disclaims beneficial ownership of the shares held by Greylock IX Limited Partnership, except to the extent of his direct pecuniary interest in the shares.

(5) Includes 2,500,000 shares held by Sequoia Capital VII and its affiliates, as listed in note 2 above. Mr. Stephenson is a managing member of SC VII-A Management Company LLC, the general partner of Sequoia Capital VII, Sequoia Technology Partners VII and Sequoia International Partners. Mr. Stephenson disclaims beneficial ownership of the shares held by the entities listed in note 2 above, except to the extent of his direct pecuniary interest in the shares.

Warrants

        In conjunction with our sale of preferred stock in February 1998, we issued warrants to Mr. Gilbert Lang and Mrs. Beulah Lang and to Westminster Health Care PLC for the purchase of 100,000 and 250,000 shares of common stock, respectively, at the price of $1.20 per share. The warrants were fully vested and exercisable on the date of grant. The warrants expire on the earlier of February 28, 2003 or the closing of this offering.

Stockholders' Notes

        We had notes payable to Mr. Gilbert Lang, Mrs. Beulah Lang, Mr. Bryan Lang and Mr. Roger Stratton totaling $1,720,000 and $2,221,000 at December 31, 1996 and 1997, respectively. These notes accrued interest at an annual rate of 12%. In March 1998, we used the proceeds of our February 1998 preferred stock financing to repay stockholder notes and related accrued interest totaling $2,558,000.

        During the year ended December 31, 1996, Mr. Bryan Lang converted notes payable totaling $27,000 as payment of the exercise price of 13,000 vested options. During the year ended December 31, 1997, Mr. Bryan Lang converted notes payable totaling $21,000 as payment of the exercise price of 10,000 vested options. During the six months ended June 30, 1998 and the year ended December 31, 1998, Mr. Gilbert Lang and Mrs. Beulah Lang converted notes payable totaling $289,000 as payment of the exercise price of 91,000 vested options.

Early Exercise of Stock Options

        As of June 30, 1999, we had full recourse notes from Mr. Eugene Santa Cattarina, Mr. Stephen Kay, Mr. David Brown, Ms. Marlene McCurdy, Mr. Brandon Raines and Mr. Bryan Lang related to the early exercise of stock options in the amount of $189,000 (unaudited). These notes accrue interest at a rate of 6% per year, are secured by such shares of common stock, and are due and payable in the event of termination of the employee. Pursuant to the terms of the Restricted Stock Purchase Agreements, we have the option to repurchase a portion of these shares in the event of termination of the employee.

Bonus in Respect of Waiver of Deferred Compensation

        Pursuant to agreement dated February 27, 1998, and in connection with the sale of the preferred stock, Bryan Lang agreed to waive any and all rights to $352,000 in deferred compensation that had accrued to his benefit. In connection with this waiver, a further agreement was made in the event that either Landacorp's common stock became publicly traded following an initial public offering, or that Landacorp was sold for a value in excess of $40,000,000, then a success fee from the proceeds would be paid to Mr. Lang in the amount of $352,000. Under the proposed terms of this offering, this capital bonus payment would be payable as part of the expenses of the offering.

Line of Credit

        In 1997, we maintained an operating line of credit with a bank which was guaranteed by Westminster Health Care PLC. This line of credit expired on December 31, 1997, and the outstanding balance of $163,000 was repaid to the bank by Westminster Health Care PLC in exchange for a note payable by Landacorp. We repaid the note in March 1998.

                             PRINCIPAL STOCKHOLDERS

        Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The number and percentage of shares beneficially owned are based on 9,757,210 shares of common stock outstanding as of August 31, 1999, assuming the conversion of all outstanding preferred stock and the exercise of all outstanding warrants. Shares of common stock subject to options that are currently exercisable or exercisable within sixty days of August 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares of common stock outstanding after this offering includes shares of common stock being offered and does not include the shares that are subject to the underwriters' over-allotment option. Unless otherwise indicated, the address for each listed stockholder is the same as Landacorp's.

                                                                             PERCENTAGE OF SHARES
                                                              NUMBER OF       BENEFICIALLY OWNED
                                                                SHARES       --------------------
                                                             BENEFICIALLY     BEFORE      AFTER
                NAME OF BENEFICIAL OWNER                        OWNED        OFFERING    OFFERING
                ------------------------                     ------------    --------    --------
Entities affiliated with Bedrock Capital Partners I,
  LP(1)..................................................     1,750,000        18.6%
  One Maritime Plaza, 11(th) Floor
  San Francisco, CA 94111
Greylock IX Limited Partnership..........................     2,500,000        26.6
  One Federal Street
  Boston, MA 02110
Sequoia Capital VII(2)...................................     2,500,000        26.6
  3000 Sandhill Road, Building 4, Suite 780
  Menlo Park, CA 94025
Eugene Santa Cattarina...................................       847,217         9.0
Bryan Lang...............................................       626,307         6.7
Jason Rosenbluth, M.D.(3)................................     1,750,000        18.6
  One Maritime Plaza, 11(th) Floor
  San Francisco, CA 94111
Howard Cox(4)............................................     2,500,000        26.6
  One Federal Street
  Boston, MA 02110
Thomas Stephenson(5).....................................     2,500,000        26.6
  3000 Sandhill Road, Building 4, Suite 780
  Menlo Park, CA 94025
Jerome Grossman, M.D.(6).................................        33,565           *
  72 Spooner Road
  Chestnut Hill, MA 02617
Stephen Kay..............................................       300,000         3.2
All directors and executive officers as a group
  (9 persons)(7).........................................     8,803,824        93.3%

-------------------------
 *  Less than 1% of the outstanding shares of common stock.
(1) Includes 1,575,000 shares held by Bedrock Capital Partners I, LP, 87,500 shares held by Credit Suisse First Boston Bedrock Fund, L.P., 6,260 shares held by Chris Paul, 6,250 shares held by Theodore Ridgeway, and 75,000 shares held by the VBW Employee Bedrock Fund, LP. Bedrock General Partner I, LLC is a general partner of Bedrock Capital Partners I, LP and of VBW Employee Bedrock Fund, LP.

(2) Includes 2,287,000 shares held by Sequoia Capital VII, 100,000 shares held by Sequoia Technology Partners VII, 46,400 shares held by SQP 1997, 26,100 shares held by Sequoia 1997 LLC and 40,000 shares held by Sequoia International Partners. SC VII-A Management Company LLC is a general partner of Sequoia Capital VII, Sequoia Technical Partners VII and Sequoia International Partners.

(3) Includes 1,750,000 shares held by Bedrock Capital Partners I, LP and its affiliates, as listed in note 1 above. Dr. Rosenbluth is a co-founder and managing partner of Bedrock General Partner I, LLC, the general partner of Bedrock Capital Partners I, LP and of VBW Employee Bedrock Fund, LP. Dr. Rosenbluth disclaims beneficial ownership of the shares held by the entities or persons listed in note 1 above, except to the extent of his direct pecuniary interest in the shares. Bedrock General Partner I, LLC has voting and disposition power over the shares underlying the options held by Dr. Rosenbluth.

(4) Includes 2,500,000 shares held by Greylock IX Limited Partnership. Mr. Cox is a general partner of Greylock IX GP Limited Partnership, which is a general partner of Greylock IX Limited Partnership. Mr. Cox disclaims beneficial ownership of the shares held by Greylock IX Limited Partnership, except to the extent of his direct pecuniary interest in the shares.

(5) Includes 2,500,000 shares held by Sequoia Capital VII and its affiliates, as listed in note 2 above. Mr. Stephenson is a managing member of SC VII-A Management Company LLC, the general partner of Sequoia Capital VII, Sequoia Technology Partners VII and Sequoia International Partners. Mr. Stephenson disclaims beneficial ownership of the shares held by the entities listed in note 2 above, except to the extent of his direct pecuniary interest in the shares.

(6) Includes 33,565 shares of common stock issuable upon the exercise of options exercisable within sixty days of August 31, 1999.

(7) Includes 33,565 shares of common stock issuable upon the exercise of options exercisable within sixty days of August 31, 1999. Includes 1,750,000 shares held by Bedrock Capital Partners I, LP and its affiliates, as listed in notes 1 and 3 above, 2,500,000 shares held by Greylock IX Limited Partnership, as listed in note 4 above, and 2,500,000 shares held by Sequoia Capital VII and its affiliates, as listed in notes 2 and 5 above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

        Landacorp's amended and restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 15,000,000 shares of common stock, par value $0.001 per share, and 8,000,000 shares of preferred stock, par value $0.001 per share. This description is only a summary. You should refer to the amended and restated certificate of incorporation and bylaws which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. As of August 31, 1999, 2,607,210 shares of common stock were outstanding and 6,800,000 shares of preferred stock convertible into 6,800,000 shares of common stock upon the completion of this offering were issued and outstanding. As of August 31, 1999 we had 109 stockholders.

COMMON STOCK

        Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued in the future may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Landacorp, holders of common stock would be entitled to share in Landacorp's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of Preferred Stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by Landacorp in this offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock which Landacorp may designate in the future.

PREFERRED STOCK

        Upon the closing of this offering, the board of directors will be authorized, without stockholder approval, from time to time to issue up to an aggregate of 8,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could either have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding stock of Landacorp. Landacorp has no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

        Pursuant to the terms of the Investor Rights Agreement dated February 27, 1998 and upon the consummation of this offering, the holders of 6,800,000 shares of common stock issuable upon conversion of the preferred stock, holders of 250,000 shares of common stock issued or issuable upon exercise of the warrant granted to Westminster Health Care Limited, holders of any common stock issued as a dividend or distribution, and their permitted transferees are entitled to rights with respect to the registration of such shares under the Securities Act. The holders of at least 30% of these securities may require us, subject to limitations, to file a registration statement if the aggregate gross offering price of at least $15 million. We are not required to effect (i) more than two such registrations pursuant to such demand registration rights; (ii) a registration during the period in which any other registration statement has been filed and for a period of 180 days after such registration has been declared effective; or (iii) a registration for a period not to exceed 90 days, if the Board of Directors of Landacorp has made a good faith determination that such registration would be seriously detrimental to Landacorp or to its stockholders. Furthermore, pursuant to the terms of the Investor Rights Agreement, the holders of the these securities are entitled to registration rights in connection with any registration by us of our securities for our own account or the account of other security holders. In the event that we propose to register any shares of common stock under the Securities Act, the holders of such piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein.

        At any time after we become eligible to file a registration statement on Form S-3, holders of $500,000 of registrable securities may require us to file registration statements on Form S-3 under the Securities Act with respect to their shares of common stock. We are not required to effect more than two such registrations in any 12 month period.

        Each of the foregoing registration rights is subject to conditions and limitations, including the right of the underwriters in any underwritten offering to limit the number of shares of registrable securities to be included in such registration. The registration rights with respect to any holder thereof terminate upon the earlier of 5 years from the effective date of this offering or when the shares held by such holder may be sold under Rule 144 during any 90 day period. We are required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the registrable securities would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. The Investor Rights Agreement also contains a commitment of Landacorp to indemnify the holders of registration rights, subject to limitations.

        Holders of the shares of common stock issuable upon exercise of the warrants described above are entitled to registration rights in connection with any registration by us of our securities for its own account or the account of other security holders.

EFFECT OF SELECTED PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS, AND THE DELAWARE ANTITAKEOVER STATUTE

        Provisions of our amended and restated certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Landacorp. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions allow us to issue preferred stock without any vote or further action by the stockholders and eliminate the right of stockholders to act by written consent without a meeting. These provisions may make it more difficult for stockholders to take corporate actions and could have the effect of delaying or preventing a change in control of Landacorp.

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 of Delaware law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own fifteen percent or more of a corporation's voting stock. This statute could prohibit or delay the accomplishments of mergers or other takeover or change in control attempts with respect to Landacorp and, accordingly, may discourage attempts to acquire us.

        Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and our bylaws eliminate the right of stockholders to call special meetings of stockholders. The amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Landacorp. The amendment of any of these provisions would require approval by the board of directors and holders of at least 66 2/3% of the outstanding common stock.

BOARD OF DIRECTORS VACANCIES

        Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the Board of Directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

        Our certificate of incorporation provides that stockholders may act only at duly called annual or special meetings of stockholders, not by written consent. Our bylaws further provide that special meetings of our stockholders may be called only by the President, Chief Executive Officer or Chairman of the board of directors or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days prior to the first anniversary of the date of notice of annual meeting provided with respect to the previous year's annual meeting of stockholders provided, that if no annual meeting of stockholders was held in the previous year if the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than such anniversary, then notice by the stockholder, to be timely, must be received before the solicitation is made. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may discourage stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES

        Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a tender offer, merger or otherwise.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is
               .

                        SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options, in the public market could adversely affect prevailing market prices. Furthermore, as described below, shares currently outstanding will be available for sale after the expiration of contractual restrictions on resale with us and/or the underwriters. Sales of substantial amounts of our common stock in the public market after contractual restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Upon completion of this offering, we will have outstanding shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of
these shares, the                shares sold in this offering will be freely
tradable without restriction under the Securities Act unless purchased by our "affiliates." Based on shares outstanding as of August 31, 1999, the remaining shares will become eligible for public sale as follows:

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN PUBLIC MARKET
-----------------------------------------------------------------------------
At effective date.........................................             shares
90 days after effective date..............................             shares
After 180 days post-effective date........................             shares

Lock-Up Agreements with the Underwriters

        Stockholders holding approximately % of our common stock, including all of our officers and directors, have signed lock-up agreements with the underwriters under which they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior consent of Hambrecht & Quist LLC for a period of 180 days after the date of this prospectus.

        Hambrecht & Quist LLC may choose to release some of these shares from these restrictions prior to the expiration of this 180-day period, although we are not aware of any current intention to request them to do so.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding, which will equal
approximately                shares immediately after this offering; or the
average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Landacorp.

Rule 144(k)

        Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

Rule 701

        Any employee, officer or director of, or consultant to, Landacorp who purchased shares under a written compensatory plan or contract may be entitled to sell our shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Under this rule, all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, because all shares that we have issued under Rule 701 are subject to lock-up agreements, they will only become eligible for sale when the 180-day lock-up agreements expire. As a result, they may be sold 90 days after the offering only if the holder obtains the prior written consent of Hambrecht & Quist LLC.

                                  UNDERWRITING

        Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, through their representatives, Hambrecht & Quist LLC, SG Cowen Securities Corporation and Volpe Brown Whelan & Company, LLC, have severally agreed to purchase from Landacorp the following respective numbers of shares of common stock:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Hambrecht & Quist LLC.......................................
SG Cowen Securities Corporation.............................
Volpe Brown Whelan & Company, LLC...........................

                                                              --------
          Total.............................................
                                                              ========

        The Underwriting Agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in Landacorp's business and the receipt of certain certificates, opinions and letters from Landacorp, its counsel and its independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered hereby if any of such shares are purchased.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

          UNDERWRITING DISCOUNTS AND COMMISSIONS PAYABLE BY LANDACORP

                                                      WITH                     WITHOUT
                                             OVER-ALLOTMENT EXERCISE   OVER-ALLOTMENT EXERCISE
                                             -----------------------   -----------------------
Per Share..................................        $                         $
Total......................................        $                         $

        Landacorp estimates that the total expenses of this offering, excluding
underwriting discounts and commissions, will be approximately $          .

        The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The underwriters may allow and such dealers may
reallow a concession not in excess of $     per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the representatives of the underwriters. The representatives have informed Landacorp that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered hereby.

        Landacorp has granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. Landacorp will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

        The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

        Landacorp has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

        Certain stockholders of Landacorp, including executive officers and
directors, who will own in the aggregate           shares of common stock after
this offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. Landacorp has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that Landacorp may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.

        An aggregate of           shares of the Common Stock offered hereby have
been reserved for purchase from the underwriters through a directed share program by persons having relationships with Landacorp. Such sales will be at the initial public offering price. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

        Affiliates of Volpe Brown Whelan & Company, LLC, Bedrock Capital Partners, L.P. and its affiliates, own an aggregate of 1,750,000 shares of Landacorp's Series D preferred stock, which, upon consummation of the offering, will automatically convert to shares of common stock on a one-for-one basis and
will represent approximately      % of the outstanding common stock. Because
affiliates of Volpe Brown Whelan & Company, LLC beneficially own more than ten percent of the preferred equity of Landacorp prior to giving effect to any conversion of the preferred stock, this offering is being conducted in accordance with the "conflict of interests" provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. Under Rule 2720, when a member of the NASD, such as of Volpe Brown Whelan & Company, LLC, proposes to underwrite or otherwise assist in the public distribution of securities by an issuer with which it may be deemed to have a "conflict of interest," the price at which such securities are to be distributed to the public must be no higher than that recommended by a "qualified independent underwriter" which must also participate in the preparation of the registration statement and the prospectus and which must exercise the usual standards of "due diligence" with respect to the preparation of the registration statement and the prospectus. In accordance with these requirements, Hambrecht & Quist LLC is assuming the responsibilities of acting as "qualified independent underwriter" and will recommend the maximum public offering price for the shares of common stock in compliance with the requirements of Rule 2720. In connection with this offering, Hambrecht & Quist LLC is performing due diligence investigations and is reviewing and participating in the preparation of this prospectus and the registration statement of which this prospectus forms a part. The initial public offering price of the common stock will be no higher than the price recommended by Hambrecht & Quist LLC.

        Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation among Landacorp and the representatives of the several underwriters. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of Landacorp, market valuations of other companies engaged in activities similar to Landacorp, estimates of the business potential and prospects of Landacorp, the present state of Landacorp's business operations, Landacorp's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions or other factors.

        Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

        Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Alston & Bird LLP, Atlanta, Georgia, will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

        The balance sheets of Landacorp as of December 31, 1997 and 1998 and the statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1998, included in this prospectus, have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

        We have filed with Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the SEC upon payment to the SEC of prescribed fees. You may also inspect these reports and other information without charge at a Web site maintained by the SEC. The address of this site is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC and at the SEC's regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the SEC as described above, or inspect them without charge at the SEC's Web site. Our common stock has been approved for quotation on the Nasdaq National Market. Upon completion of this offering, you will be able to inspect reports, proxy statements and information statements and other information concerning us at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                    [THIS PAGE IS INTENTIONALLY LEFT BLANK]

                      LANDA MANAGEMENT SYSTEMS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheet...............................................  F-3
Statement of Operations.....................................  F-4
Statement of Stockholders' Equity (Deficit).................  F-5
Statement of Cash Flows.....................................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Landa Management Systems Corporation

        The reincorporation described in Note 9 to the financial statements has not been consummated at September 17, 1999. When the reincorporation has been consummated, we will be in a position to furnish the following report:

     "In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Landa Management Systems Corporation at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

San Jose, California
February 12, 1999, except for Note 9
  which is as of September 17, 1999

                      LANDA MANAGEMENT SYSTEMS CORPORATION

                                 BALANCE SHEET

                                                                                               PRO FORMA
                                                                                             STOCKHOLDERS'
                                                     DECEMBER 31,                              EQUITY AT
                                              ---------------------------      JUNE 30,        JUNE 30,
                                                 1997            1998            1999            1999
                                              -----------    ------------    ------------    -------------
                                                                             (UNAUDITED)      (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................  $   142,000    $  2,032,000    $  2,371,000
  Accounts receivable, net..................      640,000       1,204,000       1,260,000
  Other current assets......................      113,000         186,000         184,000
                                              -----------    ------------    ------------
          Total current assets..............      895,000       3,422,000       3,815,000
Property and equipment, net.................      187,000         352,000         453,000
Capitalized software, net...................       99,000          92,000          78,000
                                              -----------    ------------    ------------
                                              $ 1,181,000    $  3,866,000    $  4,346,000
                                              ===========    ============    ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................  $   421,000    $    125,000    $    201,000
  Accrued expenses..........................    1,058,000         933,000       1,185,000
  Deferred revenue..........................    2,245,000       1,909,000       1,966,000
  Accrued interest -- related party.........      495,000              --              --
  Notes payable -- related party............    2,221,000              --              --
                                              -----------    ------------    ------------
          Total current liabilities.........    6,440,000       2,967,000       3,352,000
                                              -----------    ------------    ------------
Commitments and contingencies (Note 6)
Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value,
     issuable in series; aggregate
     liquidation amount $8,160,000 at
     December 31, 1998 and June 30, 1999
     (unaudited); 8,000,000 shares
     authorized; 606,000, 6,800,000 and
     6,800,000 (unaudited) shares issued and
     outstanding, no shares pro forma
     (unaudited)............................        1,000           7,000           7,000    $         --
  Common Stock, $0.001 par value, 15,000,000
     shares authorized; 1,113,000, 1,030,000
     and 2,607,000 (unaudited) shares issued
     and outstanding, 9,407,000 (unaudited)
     shares issued and outstanding pro
     forma..................................        1,000           1,000           3,000          10,000
  Additional paid-in capital................    4,047,000      15,102,000      15,312,000      15,312,000
  Notes receivable from officers............           --              --        (189,000)       (189,000)
  Unearned stock-based compensation.........           --      (2,993,000)     (2,017,000)     (2,017,000)
  Accumulated deficit.......................   (9,308,000)    (11,218,000)    (12,122,000)    (12,122,000)
                                              -----------    ------------    ------------    ------------
          Total stockholders' equity
            (deficit).......................   (5,259,000)        899,000         994,000    $    994,000
                                              -----------    ------------    ------------    ============
                                              $ 1,181,000    $  3,866,000    $  4,346,000
                                              ===========    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

                            STATEMENT OF OPERATIONS

                                                                                 SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                  JUNE 30,
                                    ---------------------------------------   -----------------------
                                       1996          1997          1998          1998         1999
                                    -----------   -----------   -----------   ----------   ----------
                                                                                    (UNAUDITED)
Revenues:
  System sales....................  $ 1,007,000   $ 3,136,000   $ 4,967,000   $2,069,000   $3,725,000
  Support services................      932,000       902,000     1,250,000      514,000      926,000
                                    -----------   -----------   -----------   ----------   ----------
          Total revenues..........    1,939,000     4,038,000     6,217,000    2,583,000    4,651,000
                                    -----------   -----------   -----------   ----------   ----------
Cost of revenues:
  System sales....................      499,000     1,097,000     2,244,000      954,000    1,386,000
  Support services................      285,000       299,000       419,000      190,000      288,000
                                    -----------   -----------   -----------   ----------   ----------
          Total cost of
            revenues..............      784,000     1,396,000     2,663,000    1,144,000    1,674,000
                                    -----------   -----------   -----------   ----------   ----------
Gross profit......................    1,155,000     2,642,000     3,554,000    1,439,000    2,977,000
                                    -----------   -----------   -----------   ----------   ----------
Operating expenses:
  Sales and marketing.............      782,000     1,176,000     1,588,000      757,000    1,327,000
  Research and development........    1,269,000     1,294,000     1,393,000      653,000      727,000
  General and administrative......      801,000       975,000     1,385,000      538,000      879,000
  Stock-based compensation........           --            --     1,173,000      215,000      997,000
                                    -----------   -----------   -----------   ----------   ----------
          Total operating
            expenses..............    2,852,000     3,445,000     5,539,000    2,163,000    3,930,000
                                    -----------   -----------   -----------   ----------   ----------
Loss from operations..............   (1,697,000)     (803,000)   (1,985,000)    (724,000)    (953,000)
Interest and other income, net....           --            --       101,000       49,000       49,000
Interest expense..................     (200,000)     (208,000)      (26,000)     (26,000)          --
                                    -----------   -----------   -----------   ----------   ----------
Net loss..........................  $(1,897,000)  $(1,011,000)  $(1,910,000)  $ (701,000)  $ (904,000)
                                    ===========   ===========   ===========   ==========   ==========
Net income loss per share:
  Basic and diluted...............  $     (1.74)  $     (0.91)  $     (1.83)  $    (0.66)  $    (0.82)
                                    ===========   ===========   ===========   ==========   ==========
Weighted average shares:
  Basic and diluted...............    1,089,000     1,110,000     1,044,000    1,058,000    1,100,000
                                    ===========   ===========   ===========   ==========   ==========
Pro forma net loss per share
  (unaudited):
  Basic and diluted...............                              $     (0.28)               $    (0.11)
                                                                ===========                ==========
Pro forma weighted average shares
  (unaudited):
  Basic and diluted...............                                6,726,000                 7,900,000
                                                                ===========                ==========

   The accompanying notes are an integral part of these financial statements.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                            PREFERRED STOCK        COMMON STOCK      ADDITIONAL    NOTES RECEIVABLE     UNEARNED
                           ------------------   ------------------     PAID-IN           FROM         STOCK-BASED    ACCUMULATED
                            SHARES     AMOUNT    SHARES     AMOUNT     CAPITAL         OFFICERS       COMPENSATION     DEFICIT
                           ---------   ------   ---------   ------   -----------   ----------------   ------------   ------------
Balance at December 31,
  1995...................    606,000   $1,000   1,079,000   $1,000   $ 3,978,000      $      --       $        --    $ (6,400,000)
Issuance of Common
  Stock..................         --      --       24,000      --         48,000             --                --              --
Net loss.................         --      --           --      --             --             --                --      (1,897,000)
                           ---------   ------   ---------   ------   -----------      ---------       -----------    ------------
Balance at December 31,
  1996...................    606,000   1,000    1,103,000   1,000      4,026,000             --                --      (8,297,000)
Issuance of Common
  Stock..................         --      --       10,000      --         21,000             --                --              --
Net loss.................         --      --           --      --             --             --                --      (1,011,000)
                           ---------   ------   ---------   ------   -----------      ---------       -----------    ------------
Balance at December 31,
  1997...................    606,000   1,000    1,113,000   1,000      4,047,000             --                --      (9,308,000)
Issuance of Common
  Stock..................         --      --       95,000      --        297,000             --                --              --
Conversion of Common
  Stock into Series D
  Preferred Stock........     18,000      --     (178,000)     --             --             --                --              --
Conversion of Series A, B
  and C Preferred Stock
  to Series D
  Preferred Stock........         --      --           --      --             --             --                --              --
Issuance of Series D
  Preferred Stock........  6,176,000   6,000           --      --      6,592,000             --                --              --
Unearned stock-based
  compensation...........         --      --           --      --      4,166,000             --        (4,166,000)             --
Amortization of unearned
  stock-based
  compensation...........         --      --           --      --             --             --         1,173,000              --
Net loss.................         --      --           --      --             --             --                --      (1,910,000)
                           ---------   ------   ---------   ------   -----------      ---------       -----------    ------------
Balance at December 31,
  1998...................  6,800,000   7,000    1,030,000   1,000     15,102,000             --        (2,993,000)    (11,218,000)
Issuance of Common Stock
  (unaudited)............         --      --        5,000      --          2,000             --                --              --
Common Stock issued for
  notes receivable from
  officers (unaudited)...         --      --    1,572,000   2,000        187,000       (189,000)               --              --
Unearned stock-based
  compensation
  (unaudited)............         --      --           --      --         21,000             --           (21,000)             --
Amortization of unearned
  stock-based
  compensation
  (unaudited)............         --      --           --      --             --             --           997,000              --
Net loss (unaudited).....         --      --           --      --             --             --                --        (904,000)
                           ---------   ------   ---------   ------   -----------      ---------       -----------    ------------
Balance at June 30, 1999
  (unaudited)............  6,800,000   $7,000   2,607,000   $3,000   $15,312,000      $(189,000)      $(2,017,000)   $(12,122,000)
                           =========   ======   =========   ======   ===========      =========       ===========    ============

                               TOTAL
                           STOCKHOLDERS'
                              EQUITY
                             (DEFICIT)
                           -------------
Balance at December 31,
  1995...................   $(2,420,000)
Issuance of Common
  Stock..................        48,000
Net loss.................    (1,897,000)
                            -----------
Balance at December 31,
  1996...................    (4,269,000)
Issuance of Common
  Stock..................        21,000
Net loss.................    (1,011,000)
                            -----------
Balance at December 31,
  1997...................    (5,259,000)
Issuance of Common
  Stock..................       297,000
Conversion of Common
  Stock into Series D
  Preferred Stock........            --
Conversion of Series A, B
  and C Preferred Stock
  to Series D
  Preferred Stock........            --
Issuance of Series D
  Preferred Stock........     6,598,000
Unearned stock-based
  compensation...........            --
Amortization of unearned
  stock-based
  compensation...........     1,173,000
Net loss.................    (1,910,000)
                            -----------
Balance at December 31,
  1998...................       899,000
Issuance of Common Stock
  (unaudited)............         2,000
Common Stock issued for
  notes receivable from
  officers (unaudited)...            --
Unearned stock-based
  compensation
  (unaudited)............            --
Amortization of unearned
  stock-based
  compensation
  (unaudited)............       997,000
Net loss (unaudited).....      (904,000)
                            -----------
Balance at June 30, 1999
  (unaudited)............   $   994,000
                            ===========

   The accompanying notes are an integral part of these financial statements.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

                            STATEMENT OF CASH FLOWS

                                                                                           SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                   JUNE 30,
                                             ---------------------------------------   ------------------------
                                                1996          1997          1998          1998          1999
                                             -----------   -----------   -----------   -----------   ----------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................  $(1,897,000)  $(1,011,000)  $(1,910,000)  $  (701,000)  $ (904,000)
  Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities:
      Depreciation and amortization........       81,000       162,000       239,000       101,000      171,000
      Provision for doubtful accounts......       46,000        24,000            --            --      (20,000)
      Amortization of unearned stock-based
         compensation......................           --            --     1,173,000       215,000      997,000
      Changes in assets and liabilities:
         Accounts receivable...............     (919,000)      529,000      (564,000)     (749,000)     (36,000)
         Other current assets..............      (51,000)       17,000       (73,000)      (23,000)       2,000
         Accounts payable..................      188,000        59,000      (296,000)      (95,000)      76,000
         Accrued expenses..................      375,000       251,000      (125,000)     (404,000)     252,000
         Deferred revenue..................    1,633,000      (228,000)     (336,000)     (349,000)      57,000
         Accrued interest-related party....      185,000       180,000      (495,000)     (495,000)          --
                                             -----------   -----------   -----------   -----------   ----------
         Net cash provided by (used in)
           operating activities............     (359,000)      (17,000)   (2,387,000)   (2,500,000)     595,000
                                             -----------   -----------   -----------   -----------   ----------
Cash flows from investing activities:
  Purchases of property and equipment,
    net....................................     (112,000)     (167,000)     (321,000)     (156,000)    (221,000)
  Capitalized software development costs...      (49,000)      (68,000)      (76,000)      (37,000)     (37,000)
                                             -----------   -----------   -----------   -----------   ----------
         Net cash used in investing
           activities......................     (161,000)     (235,000)     (397,000)     (193,000)    (258,000)
                                             -----------   -----------   -----------   -----------   ----------
Cash flows from financing activities:
  Bank borrowings, net.....................      128,000        35,000            --            --           --
  Proceeds from stockholder notes
    payable................................      510,000       382,000       100,000       100,000           --
  Payments on stockholder notes payable....     (220,000)      (23,000)   (2,032,000)   (2,032,000)          --
  Proceeds from Common Stock issuances.....       21,000            --         8,000         8,000        2,000
  Proceeds from Preferred Stock
    issuances..............................           --            --     6,598,000     6,598,000           --
                                             -----------   -----------   -----------   -----------   ----------
         Net cash provided by financing
           activities......................      439,000       394,000     4,674,000     4,674,000        2,000
                                             -----------   -----------   -----------   -----------   ----------
Increase (decrease) in cash and cash
  equivalents..............................      (81,000)      142,000     1,890,000     1,981,000      339,000
Cash and cash equivalents, beginning of
  period...................................       81,000            --       142,000       142,000    2,032,000
                                             -----------   -----------   -----------   -----------   ----------
Cash and cash equivalents, end of period...  $        --   $   142,000   $ 2,032,000   $ 2,123,000   $2,371,000
                                             ===========   ===========   ===========   ===========   ==========
Supplemental cash flow information:
  Cash paid for interest...................  $     1,000   $    21,000   $   526,000   $   526,000   $       --
                                             ===========   ===========   ===========   ===========   ==========
  Cash paid for income taxes...............  $     1,000   $     1,000   $     1,000   $        --   $       --
                                             ===========   ===========   ===========   ===========   ==========
Supplemental non-cash financing activities:
  Bank borrowing transferred to
    stockholder............................  $        --   $        --   $   163,000   $   163,000   $       --
                                             ===========   ===========   ===========   ===========   ==========
  Stockholder notes payable converted into
    Common Stock...........................  $    27,000   $    21,000   $   289,000   $   289,000   $       --
                                             ===========   ===========   ===========   ===========   ==========
  Series A, B and C Preferred Stock
    converted into Series D Preferred
    Stock..................................  $        --   $        --   $ 1,291,000   $ 1,291,000   $       --
                                             ===========   ===========   ===========   ===========   ==========
  Common Stock converted into Series D
    Preferred Stock........................  $        --   $        --   $    22,000   $    22,000   $       --
                                             ===========   ===========   ===========   ===========   ==========
  Common Stock issued for notes receivable
    from officers..........................  $        --   $        --   $        --   $        --   $  189,000
                                             ===========   ===========   ===========   ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

        Landa Management Systems Corporation (the Company), was established in 1982 for the purpose of developing health care quality and resource management systems that target cost containment and quality improvement for hospitals and managed care organizations. The Company maintains offices in Chico, California and Atlanta, Georgia and derives all of its revenues from customers in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

        The Company derives revenues from the installation and licensing of health care quality and resource management software systems, sales of third party software applications as part of system implementations and from the delivery of post-contract customer support, training and consulting services.

        System sales revenues and the associated costs are recognized using the percentage-of-completion method, using labor hours incurred relative to total estimated contract hours as the measure of progress towards completion. When the current estimates of total contract revenue and contract cost indicate a loss, the Company records a provision for the estimated loss on the contract. The allowance for contract losses totaled $100,000 at December 31, 1997 and 1998 and $108,000 at June 30, 1999 (unaudited). Sales of software products of other vendors are recognized upon installation. Support services are recognized ratably over the support period. Revenues from training and consulting are recognized as such services are delivered. Amounts billed in advance of revenue recognition are recorded as deferred revenue.

        In future periods, the Company plans to introduce a new subscription-based fee structure to payer organizations that would provide for implementation services at a fixed hourly rate and licensing of the installed system and post-contract customer support through a monthly subscription fee based upon the number of members maintained by the payer organization. In connection with such future arrangements, if any, that conform to the new licensing structure, the Company will recognize the fair value of the implementation services as such services are delivered and will recognize license and post-contract customer support fees an a monthly basis at the subscription rate.

Concentration of credit risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company's revenues are derived from software licensing and service transactions with customers in the United States. The Company performs ongoing credit evaluations of its customers and maintains an allowance for probable credit losses based upon its historical experience.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        At December 31, 1997, two customers accounted for 32% and 15% of gross accounts receivable, respectively. At December 31, 1998, four customers accounted for 16%, 15%, 14% and 11% of gross accounts receivable, respectively. At June 30, 1999, one customer accounted for 15% (unaudited) of gross accounts receivable.

        During the year ended December 31, 1998, one customer accounted for 10% of total revenues. During the six month period ended June 30, 1999, one customer accounted for 11% (unaudited) of total revenues. No individual customer accounted for 10% or more of total revenues during the years ended December 31, 1996 and 1997, and the six month period ended June 30, 1998 (unaudited), respectively.

Cash and cash equivalents

        Cash equivalents include highly liquid investments with maturities of three months or less when purchased.

Property and equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset, generally three to five years, or the lease term, if shorter.

Impairment of long-lived assets

        The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows available to such assets.

Software development costs

        In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company capitalizes certain software development costs from the date the technological feasibility of the product is established, using the working model approach, through the date the product is available for general release to customers. Capitalized costs are amortized on a product-by-product basis, based on the greater amount computed by using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) straight-line amortization over the estimated product life. The Company evaluates the estimated net realizable value of capitalized costs relating to each software product on a quarterly basis and records write-downs to net realizable value for any amounts for which the net book value is in excess of net realizable value. Net realizable value is determined based upon the estimated future gross revenues from each product reduced by the estimated future costs of completing and disposing of that product. No write-downs of software development costs occurred during the years ended December 31, 1996, 1997 and 1998, or the six month periods ended June 30, 1998 (unaudited) and 1999 (unaudited), respectively.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Research and development

        Research and development costs include expenses incurred by the Company to develop and enhance its software products and are expensed as incurred.

Stock-based compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

Advertising expense

        Advertising costs are expensed as incurred and totaled $42,000, $183,000 and $152,000 during the years ended December 31, 1996, 1997 and 1998, respectively, and $88,000 (unaudited) and $65,000 (unaudited) during the six months ended June 30, 1998 and 1999, respectively.

Income taxes

        Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Pro forma stockholders' equity (unaudited)

        Effective upon the closing of the Company's planned initial public offering, the outstanding shares of Series D Preferred Stock will automatically convert into 6,800,000 shares of Common Stock. The pro forma effects of the conversion are unaudited and have been reflected in the accompanying pro forma balance sheet at June 30, 1999.

Net loss per share

        Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted average number of common and potential common shares outstanding. Potential common shares consist of the incremental number of common shares issuable upon conversion Preferred Stock (using the if-converted method) and common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Potential common shares are excluded from the computation if their effect is anti-dilutive. Net loss per share computations are in accordance with SFAS No. 128, "Earnings Per Share," and the Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 98.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
        The weighted average potential common shares excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:

                                                                                 SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,               JUNE 30,
                                          ---------------------------------    ---------------------
                                            1996        1997        1998         1998        1999
                                          ---------   ---------   ---------    ---------   ---------
                                                                                    (UNAUDITED)
Preferred Stock.........................    606,000     606,000   5,782,000    4,708,000   6,800,000
Common Stock options....................    576,000     818,000     941,000      690,000   1,874,000
Common Stock warrants...................         --          --     292,000      232,000     350,000
                                          ---------   ---------   ---------    ---------   ---------
                                          1,182,000   1,424,000   7,015,000    5,630,000   9,024,000
                                          =========   =========   =========    =========   =========

Pro forma net loss per share (Unaudited)

        Pro forma basic net loss per share is computed using the weighted average number of common shares outstanding and the pro forma effects of the automatic conversion of the Company's outstanding Preferred Stock into shares of Common Stock effective upon closing of the initial public offering as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and potential common shares outstanding. Pro forma potential shares of Common Stock consist of Common Stock subject to repurchase and stock options and warrants (using the treasury stock method). Pro forma potential shares of Common Stock have been excluded from the computation as their effect is antidilutive.

Fair value of financial information

        The Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates fair value due to the short maturity of these instruments.

Segment information

        In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information. The Company identifies its operating segments based on business activities, management responsibility and geographical location, and reports one measure of profitability to the chief operating decision maker. During the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1999, the Company operated in a single business segment: licensing, installing and supporting computer software to customers located in the United States.

Comprehensive income

        Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Interim Financial Information (Unaudited)

        The accompanying interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1999 and the results of the Company's operations and its cash flows for the six months ended June 30, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the six months ended June 30, 1999, are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

Recent accounting pronouncements

        In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company has adopted the provisions of SOP 98-1 in its fiscal year beginning January 1, 1999, and the effects of adoption did not to have a material effect on the Company's financial statements.

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137") SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. The Company will adopt SFAS 133 in its quarter ending June 30, 2000 and does not expect such adoption to have a material effect impact on the Company's financial statements.

        In December 1998, the AICPA issued Statement of Position No. 98-9, "Modification of SoP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SoP 98-9"), which is effective for transactions entered into in fiscal years beginning after March 15, 1999. SoP 98-9 amends SoP 97-2 and extends the effective date of SoP No. 98-4 "Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition" ("SoP 98-4"), and provides additional interpretive guidance. The adoption of SoP 97-2 has not had, and the adoption of SoP 98-4 and SoP 98-9 are not expected to have, a material effect on the Company's financial statements.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

3. BALANCE SHEET COMPONENTS

        The components of certain balance sheet captions are as follows:

                                                       DECEMBER 31,
                                                 ------------------------     JUNE 30,
                                                    1997          1998          1999
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Accounts receivable, net:
  Accounts receivable..........................  $  727,000    $1,291,000    $1,327,000
  Less: Allowance for doubtful accounts........     (87,000)      (87,000)      (67,000)
                                                 ----------    ----------    ----------
                                                 $  640,000    $1,204,000    $1,260,000
                                                 ==========    ==========    ==========
Other current assets:
  Prepaid license fees.........................  $   79,000    $   85,000    $   56,000
  Prepaid expenses and other...................      34,000       101,000       128,000
                                                 $  113,000    $  186,000    $  184,000
                                                 ==========    ==========    ==========
Property and equipment, net:
  Computer equipment...........................  $  631,000    $  870,000    $1,051,000
  Furniture and fixtures.......................     131,000       140,000       162,000
  Leasehold improvements.......................      43,000        48,000        60,000
                                                 ----------    ----------    ----------
                                                    805,000     1,058,000     1,273,000
  Less: accumulated depreciation...............    (618,000)     (706,000)     (820,000)
                                                 ----------    ----------    ----------
                                                 $  187,000    $  352,000    $  453,000
                                                 ==========    ==========    ==========
Capitalized software, net:
  Capitalized software.........................  $  208,000    $  284,000    $  311,000
  Less: accumulated amortization...............    (109,000)     (192,000)     (233,000)
                                                 ----------    ----------    ----------
                                                 $   99,000    $   92,000    $   78,000
                                                 ==========    ==========    ==========
Accrued expenses:
  Payroll related..............................  $  849,000    $  733,000    $  944,000
  Allowance for contract losses................     100,000       100,000       108,000
  Other........................................     109,000       100,000       133,000
                                                 ----------    ----------    ----------
                                                 $1,058,000    $  933,000    $1,185,000
                                                 ==========    ==========    ==========

4. RELATED PARTY TRANSACTIONS

        At December 31, 1996 and 1997, the Company had notes payable to certain stockholders totaling $1,720,000 and $2,221,000, respectively, which accrued interest at an annual rate of 12%. Interest expense recognized on stockholder notes totaled $185,000, $180,000 and $31,000 for the years ended December 31, 1996, 1997 and 1998, respectively, and $31,000 (unaudited) for the six months ended June 30, 1998. In March 1998, these stockholder notes payable and related accrued interest totaling $2,558,000 were repaid using proceeds from the Series D Preferred Stock issuance (See Note 7).

        During the year ended December 31, 1996, a stockholder paid $5,000 and converted notes payable totaling $190,000, as payment for the exercise of 54,000 vested options granted under the Company's 1995 Stock Option Plan. During the year ended December 31, 1997, stockholders converted notes payable totaling $21,000 as payment for the exercise of 10,000 vested options. During the six months ended June 30, 1998 and year ended December 31, 1998, stockholders converted notes payable totaling $289,000 as payment for the exercise of 91,000 vested options.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

4. RELATED PARTY TRANSACTIONS (CONTINUED)
        In 1997, the Company maintained an operating line of credit with a bank which was guaranteed by a stockholder (the guarantor). The line of credit expired on December 31, 1997, and the outstanding balance of $163,000 was repaid by the guarantor in exchange for a note payable from the Company. The Company repaid the note to the guarantor in March 1998.

        At June 30, 1999, the Company held full recourse notes receivable from officers related to their purchases of Common Stock in the amount of $189,000 (unaudited). The notes accrue interest at 6% per annum, are secured by all shares of the Company's Common Stock purchased by these individuals and are due and payable in 2006 or immediately in the event of termination.

5. INCOME TAXES

        No current provision or benefit for federal or state income taxes has been recorded for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 (unaudited) and 1999 (unaudited), as the Company has incurred net operating losses and has no carryback potential.

        At December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $6,309,000 and $1,442,000, respectively, available to reduce future taxable income. At June 30, 1999, the Company had federal and state net operating loss carryforwards of approximately $6,717,000 (unaudited) and $1,631,000 (unaudited), respectively, available to reduce future taxable income. Utilization of such carryforwards may be limited in certain circumstances including, but not limited to, cumulative stock ownership changes of more than 50 percent over a three-year period and expire at varying amounts during the period from 1999 through 2013. The Company believes that there were cumulative changes of ownership of greater than 50 percent in February 1998. Accordingly, the amount of loss carryforwards that can be utilized to reduce future taxable income for federal and state income tax purposes will be limited.

        Net deferred tax assets are composed of the following:

                                                     DECEMBER 31,
                                              --------------------------     JUNE 30,
                                                 1997           1998           1999
                                              -----------    -----------    -----------
                                                                            (UNAUDITED)
Net operating loss carryforward.............  $ 1,716,000    $ 2,228,000    $ 2,378,000
Depreciation and amortization...............      810,000        629,000        360,000
Research and development credits............      115,000        210,000        250,000
Allowance for doubtful accounts.............       35,000         35,000         27,000
Allowance for contract losses...............       40,000         40,000         43,000
Other.......................................      122,000         40,000        115,000
                                              -----------    -----------    -----------
Gross deferred tax assets...................    2,838,000      3,182,000      3,173,000
Less: valuation allowance...................   (2,838,000)    (3,182,000)    (3,173,000)
                                              -----------    -----------    -----------
Net deferred tax assets.....................  $        --    $        --    $        --
                                              ===========    ===========    ===========

        Based on a number of factors, including the lack of history of profits, management believes there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

6. COMMITMENTS AND CONTINGENCIES

Operating leases

        The Company leases its facilities and certain equipment under noncancelable operating leases which expire at various times through 2002. Future minimum lease payments at December 31, 1998 are as follows:

                        YEAR ENDING                             RENTAL
                        DECEMBER 31,                           AMOUNTS
                        ------------                          ----------
1999........................................................  $  234,000
2000........................................................     258,000
2001........................................................     218,000
2002........................................................     167,000
2003........................................................     142,000
Thereafter..................................................     136,000
                                                              ----------
                                                              $1,155,000
                                                              ==========

        Rent expense under noncancelable operating leases totaled $218,000, $208,000 and $139,000 for the years ended December 31, 1996, 1997 and 1998, respectively and $73,000 (unaudited) and $112,000 (unaudited) for the six months ended June 30, 1998 and 1999, respectively.

Line of credit agreement

        In February 1999, the Company obtained a line of credit that allows maximum borrowings of $2 million. Advances on the line of credit are collateralized by all tangible and intangible personal property of the Company, accrue interest at the lender's prime and are due in February 2000. The agreement also allows the Company to designate up to $300,000 of the maximum borrowings as a term note to finance equipment purchases. Borrowings under the term note must be drawn by August 1999 and are payable in 36 equal payments of principal plus interest beginning September 1999. The interest rate for borrowings under the term note is the lender's prime rate plus 1%. At June 30, 1999, the Company had no outstanding borrowings under the line of credit agreement or the term note.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

7. STOCKHOLDERS' EQUITY

        As of December 31, 1998, the Company's Articles of Incorporation authorized the Company to issue 15,000,000 shares of no par value Common Stock, and 41,000, 115,000, 450,000 and 6,800,000 shares of $0.001 par value Series A,
B, C and D Preferred Stock, respectively.

Preferred Stock

        Preferred Stock consists of the following:

                                      SHARES ISSUED AND OUTSTANDING
                                    ---------------------------------      DECEMBER 31, 1998            JUNE 30, 1999
                                       DECEMBER 31,                     ------------------------   ------------------------
                         SHARES     -------------------    JUNE 30,       GROSS      LIQUIDATION     GROSS      LIQUIDATION
                       AUTHORIZED    1997       1998         1999        PROCEEDS      AMOUNT       PROCEEDS      AMOUNT
                       ----------   -------   ---------   -----------   ----------   -----------   ----------   -----------
                                                          (UNAUDITED)                                    (UNAUDITED)
Series A.............     41,000     41,000          --            --   $       --   $       --    $       --   $       --
Series B.............    115,000    115,000          --            --           --           --            --           --
Series C.............    450,000    450,000          --            --           --           --            --           --
Series D.............  6,800,000         --   6,800,000     6,800,000    8,513,000    8,160,000     8,513,000    8,160,000
Undesignated.........    594,000         --          --            --           --           --            --           --
                       ---------    -------   ---------   -----------   ----------   ----------    ----------   ----------
                       8,000,000    606,000   6,800,000     6,800,000   $8,513,000   $8,160,000    $8,513,000   $8,160,000
                       =========    =======   =========   ===========   ==========   ==========    ==========   ==========

Recapitalization

        At December 31, 1997, the Company had 41,000, 115,000 and 450,000
outstanding shares of Series A, B and C Preferred Stock, respectively. In February 1998, the Company's Articles of Incorporation were amended to authorize the Company to issue 6,800,000 shares of Series D Preferred Stock. Immediately following the authorization, all 41,000 shares of Series A Preferred Stock were converted into Series D Preferred Stock on a one-for-one basis. All shares of Series B and Series C Preferred Stock were converted into 1,122,000 shares of Series D Preferred Stock using a conversion ratio of 1.9833 shares of Series D Preferred Stock issued for each share of Series B and Series C Preferred Stock converted.

        Additionally, certain stockholders converted 178,000 shares of Common Stock into 18,000 shares of Series D Preferred Stock using a conversion ratio of approximately .10 shares of Series D Preferred Stock issued for each share of Common Stock converted.

        Following the above conversions, in February 1998, the holders of the converted Series D Preferred Stock sold all of their shares to new investors for approximately $1.20 per share in accordance with an agreement between the Company and its stockholders. In addition, the Company issued 5,619,000 shares of Series D Preferred Stock to new investors for approximately $1.20 per share. Offering costs of $141,000 were recorded as an offset to the gross proceeds from the sale of Series D Preferred Stock.

Voting

        Each share of Series D Preferred Stock has voting rights equal to one share of Common Stock into which it is convertible and votes together as one class with the Common Stock.

Dividends

        Holders of Series A Preferred Stock were entitled to receive noncumulative dividends at a rate of 10 percent per year, when and if declared by the Company's Board of Directors. Holders of Series B and C Preferred Stock were entitled to receive cumulative dividends at a rate of 3 percent

                      LANDA MANAGEMENT SYSTEMS CORPORATION

7. STOCKHOLDERS' EQUITY (CONTINUED)
per year, when and if declared by the Company's Board of Directors. Cumulative dividends were to be paid before any dividends could be declared or paid on any other class of stock. No dividends were declared by the Board of Directors on the Series A, B and C Preferred Stock.

        Holders of Series D Preferred Stock are entitled to receive noncumulative dividends at a rate of 10 percent per year, when and if declared by the Company's Board of Directors. The holders of Series D Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Series D Preferred Stock or Common Stock were declared by the Company's Board of Directors during the year ended December 31, 1998 or the six months ended June 30,1999.

Liquidation

        In the event of the liquidation, dissolution or winding up of the Company, including merger, consolidation, reorganization, sale of voting control or sale of substantially all of the assets of the Company in which the stockholders of the Company do not own a majority (50% or more) of the outstanding shares of the surviving corporation, the holders of Series D Preferred Stock are entitled to receive a sum equal to the original issue price of the stock plus all declared and unpaid dividends. The remaining assets, if any, shall be distributed ratably among the holders of Common Stock and Series D Preferred Stock on an as-if-converted to Common Stock basis. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably among the holders of Series D Preferred Stock.

Conversion

        Each share of Series D Preferred Stock is convertible at the option of the holder into shares of Common Stock by multiplying the appropriate conversion rate in effect by the number of Series D Preferred Stock being converted. The conversion rate is the quotient obtained by dividing the Original Issue Price by the conversion price (which is initially the respective Original Issue Price, until it is adjusted). Additionally, each share of Series D Preferred Stock shall automatically be converted upon (i) an initial public offering of the Company equal to or exceeding $6.00 per share with aggregate proceeds not less than $15,000,000, or (ii) the written consent of at least sixty six and two-thirds (66 2/3) percent of the Series D Preferred Stock holders then outstanding. At December 31, 1998 and June 30, 1999, the conversion rate was one-to-one.

Common Stock warrants

        In conjunction with the Series D Preferred Stock issuance, the Company issued warrants to two stockholders for the rights to purchase 100,000 and 250,000 shares, respectively, of Common Stock at a price of $1.20 per share. The warrants were fully vested and exercisable on the date of grant and expire on the earlier of February 2003, or the closing of an initial public offering by the Company. The fair value of warrants, determined using the Black-Scholes option pricing model, was immaterial on the date of issuance.

Restricted Common Stock

        In March and May 1999, certain officers exercised, in exchange for full recourse notes payable to the Company, stock options to purchase 1,572,284 (unaudited) shares of the Company's Common Stock at a price of $0.12 per share (See Note 4). Under the terms of the stock purchase

                      LANDA MANAGEMENT SYSTEMS CORPORATION

7. STOCKHOLDERS' EQUITY (CONTINUED)
agreements, the Company has the right to repurchase the unvested shares of Common Stock at the original issue price in the event the officers cease to be employees of the Company. The repurchase rights lapse ratably over 36 months. At June 30, 1999, 1,392,425 (unaudited) shares of Common Stock were subject to repurchase rights.

8. STOCK OPTION PLANS

        The Company has two stock option plans, the 1995 Stock Option Plan (1995
Plan) and the 1998 Equity Incentive Plan (1998 Plan), which provide for the granting of incentive stock option awards to employees of the Company. Under the two plans, options must be issued at prices not less than 100 percent of the estimated fair value of the stock on the date of grant and are exercisable for periods not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted under the 1995 Plan vest in 25 percent increments 9, 15, 21 and 27 months after the date of grant. Options granted to employees under the 1998 Plan vest at a rate of 20 percent per year over five years from the grant date. Options granted to officers and directors under the 1998 Plan vest over periods determined by the Board of Directors, which was three years for options granted in 1998.

        The following table summarizes the status of the Company's stock option plans as of and for the years ended December 31, 1996, 1997 and 1998 and as of and for the six months ended June 30, 1999:

                                                   YEAR ENDED                                   SIX MONTHS ENDED
                                                  DECEMBER 31,                                   JUNE 30, 1999
                                1996                  1997                   1998                 (UNAUDITED)
                         -------------------   -------------------   ---------------------   ----------------------
                                   WEIGHTED-             WEIGHTED-               WEIGHTED-                WEIGHTED-
                                    AVERAGE               AVERAGE                 AVERAGE                  AVERAGE
                                   EXERCISE              EXERCISE                EXERCISE                 EXERCISE
                         SHARES      PRICE     SHARES      PRICE      SHARES       PRICE       SHARES       PRICE
                         -------   ---------   -------   ---------   ---------   ---------   ----------   ---------
Outstanding at
  beginning of year....  487,048     $3.23     609,048     $2.85       900,298     $2.54      2,253,947     $0.71
    Granted............  164,000      1.94     379,500      1.95     1,750,349      0.12          1,000      0.50
    Exercised..........  (24,000)     3.75     (10,000)     2.09       (95,000)     3.13     (1,572,284)     0.12
    Forfeited..........  (18,000)     1.90     (78,250)     2.13        (6,700)     1.90             --        --
    Cancelled..........       --        --          --        --      (295,000)     1.99        (70,848)     8.00
                         -------               -------               ---------               ----------
Outstanding at period
  end..................  609,048      2.85     900,298      2.54     2,253,947      0.71        611,815      1.38
                         =======               =======               =========               ==========
Options exercisable at
  period end...........  427,798      3.23     602,298      2.84       432,848      2.90        397,375      1.90
                         =======               =======               =========               ==========
Weighted-average fair
  value of options
  granted during the
  period...............  $    --               $    --               $    0.03               $     0.12
                         =======               =======               =========               ==========

        As of December 31, 1998 and June 30, 1999, 588,797 and 658,645
(unaudited) shares of Common Stock were reserved for future issuances.

                      LANDA MANAGEMENT SYSTEMS CORPORATION

8. STOCK OPTION PLANS (CONTINUED)
        The following table summarizes information about stock options outstanding at December 31, 1998:

                                 WEIGHTED-AVERAGE                       WEIGHTED-AVERAGE
                 NUMBER OF          REMAINING           NUMBER OF          REMAINING
  EXERCISE        SHARES         CONTRACTUAL LIFE        SHARES         CONTRACTUAL LIFE
   PRICES       OUTSTANDING          IN YEARS          EXERCISABLE          IN YEARS
  --------      -----------      ----------------      -----------      ----------------
   $0.12         1,750,349             9.8                    --               --
    1.90           432,750             5.9               362,000              5.9
    8.00            70,848             0.3                70,848              0.3
                 ---------             ---               -------              ---
                 2,253,947             8.8               432,848              5.0
                 =========             ===               =======              ===

        The following table summarizes information about stock options outstanding at June 30, 1999 (unaudited):

                                 WEIGHTED-AVERAGE                       WEIGHTED-AVERAGE
                 NUMBER OF          REMAINING           NUMBER OF          REMAINING
  EXERCISE        SHARES         CONTRACTUAL LIFE        SHARES         CONTRACTUAL LIFE
   PRICES       OUTSTANDING          IN YEARS          EXERCISABLE          IN YEARS
  --------      -----------      ----------------      -----------      ----------------
   $0.12          178,065              9.3                    --               --
    0.50            1,000              9.8                    --               --
    1.90          432,750              5.4               397,375              5.4
                  -------              ---               -------              ---
                  611,815              6.5               397,375              5.4
                  =======              ===               =======              ===

Fair value disclosures

        The Company calculated the minimum value of each option on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                                    SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                                    ------------------------      --------------
                                                    1996      1997      1998      1998      1999
                                                    ----      ----      ----      ----      ----
                                                                                   (UNAUDITED)
Risk-free interest rates......................      6.3%      6.3%      5.8%      5.9%      5.0%
Expected lives (in years).....................      5.0       5.0       5.0       5.0       5.0
Dividend yield................................      0.0%      0.0%      0.0%      0.0%      0.0%
Expected volatility...........................      0.0%      0.0%      0.0%      0.0%      0.0%

                      LANDA MANAGEMENT SYSTEMS CORPORATION

8. STOCK OPTION PLANS (CONTINUED)
        Had compensation cost for the Company's stock-based compensation plans been determined based on the pro forma minimum value method prescribed by SFAS No. 123, the Company's net loss would have been as follows:

                                                                                SIX MONTHS
                                      YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                             -----------------------------------------    ----------------------
                                1996           1997           1998          1998         1999
                             -----------    -----------    -----------    ---------    ---------
                                                                               (UNAUDITED)
Net loss:
  As reported............    $(1,897,000)   $(1,011,000)   $(1,910,000)   $(701,000)   $(904,000)
  Pro forma..............    $(1,897,000)   $(1,011,000)   $(1,912,000)   $(701,000)   $(921,000)
Basic and diluted net
  loss per share:
  As reported............    $     (1.74)   $     (0.91)   $     (1.83)   $   (0.66)   $   (0.82)
  Pro forma..............    $     (1.74)   $     (0.91)   $     (1.83)   $   (0.66)   $   (0.84)

Unearned stock-based compensation

        In connection with certain stock option grants and common stock issuances during the year ended December 31, 1998 and the six months ended June 30, 1999, the Company recognized unearned compensation totaling $4,166,000 and $21,000 (unaudited), respectively, which is being amortized over the vesting periods of the related options using the multiple option approach prescribed by SFAS No. 123. Amortization expense recognized during the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999, totaled $1,173,000, $215,000 (unaudited) and $997,000 (unaudited), respectively.

9. SUBSEQUENT EVENTS

Line of credit agreement

        In August 1999, the Company borrowed $270,000 (unaudited) under the provisions of its line of credit agreement.

Reincorporation

        In September 1999, the Board of Directors authorized the reincorporation of the Company from a California corporation to a Delaware corporation. The reincorporation is expected to become effective prior to the effective date of the Company's planned initial public offering.

Stock option grants

        During July 1999, the Company granted options to purchase 279,000 shares of Common Stock to certain employees, officers and directors at a weighted average price of $0.95. In connection with the stock option grants, the Company will recognize $1,571,000 (unaudited) of unearned compensation over the related vesting period using the multiple option approach prescribed by SFAS No. 123.

FOLD-OVER PAGE HEADER:

Imagine... a healthcare industry where communication among clinical decision-makers is actually timely, interactive and meaningful.


INSIDE SPREAD HEADER:

Make the right connections. Landacorp e-medical management solutions.


COPY HEADERS:

Landacorp
Providing business-to-business solutions to enable e-medical management.

We provide comprehensive medical management and Internet-based solutions to healthcare payers and providers. Our products:
o  Automate and streamline administrative and business processes;
o Enable secure, real-time interaction among various healthcare participants over the Internet; and
o Add functionality to our payer clients' Web sites to attract repeat visits by members.

Our solutions complement existing legacy and Internet-based products and services, enabling our customers to configure and adapt our solutions to fit their specific workflow processes and clinical guidelines. This is possible through our:
o  Open, ntier system architecture;
o  Rules-based processing capabilities; and
o  Proprietary interfaces.

Our solutions help our clients:
o  Control the cost and improve the quality of healthcare delivery;
o  Develop their Internet healthcare initiatives; and
o  Improve their members' satisfaction and empowerment.


DESCRIPTION OF DIAGRAM:

The diagram illustrates the interactions between members and health plan and providers and health plan on mock computer screens that would be available to members and providers using our e-maxMC medical management solution via Internet connection.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [                     ] SHARES

                                   [LANDACORP
                                     LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               HAMBRECHT & QUIST
                                    SG COWEN
                         VOLPE, BROWN, WHELAN & COMPANY

        YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.
        NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION IF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.
        UNTIL                (25 DAYS AFTER THE DAY OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/ NMS listing fee.

SEC Registration Fee........................................  $   11,120
NASD Filing Fee.............................................
Nasdaq National Market Listing Fee..........................
Printing Costs..............................................
Legal Fees and Expenses.....................................
Accounting Fees and Expenses................................
Blue Sky Fees and Expenses..................................
Transfer Agent and Registrar Fees...........................
Miscellaneous...............................................
                                                              ----------
          Total.............................................  $ ,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive offices, and that we may indemnify our other officers and employees and other agents, to the fullest extent permitted by law. We believe that the indemnification under our bylaws covers at least negligence and gross negligence on the part of the indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

        We have entered into agreements to indemnify our executive offices, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines, and settlement amounts incurred by any such person in any action or proceedings arising out of such person's services as a director or executive officer of Landacorp or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors and officers liability insurance. At present, we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Landacorp where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnity by these individuals.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        Since January 1, 1996, the Registrant has sold and issued the following unregistered securities:

        1. In April 16, 1996, we sold 13,000 shares of common stock to a director for a purchase price of $27,000.

        2. In May 31, 1996, we sold 1,000 shares of common stock to
for a purchase price of $          .

        3. In September 26, 1996, we sold 10,000 shares of common stock to
          for a purchase price of $          .

        4. In April 28, 1997, we sold 10,000 shares of common stock to a
director for a purchase price of $          .

        5. In February 26, 1998, we sold 46,000 shares of common stock to a
director for a purchase price of $          .

        6. In February 27, 1999, we sold our aggregate of 6,800,000 shares of Series D preferred stock to investors for an aggregate purchase price of
$          .

        7. In June 15, 1998, we sold an aggregate of 4,250 shares of common
stock to           for a purchase price of $          .

        8. In March 17, 1999, we sold an aggregate of 1,362,285 shares of common stock to employees, officers, directors, for an aggregate purchase price of $165,373.50.

        The offers, sales and issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule
701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about Landacorp.

ITEM 16. EXHIBITS.

 *1.1     Form of Underwriting Agreement.
  3.1     Restated Articles of Incorporation of Landa Management
          Systems Corporation.
  3.2     Bylaws effective prior to Registrant's reincorporation in
          Delaware.
 *3.3     Certificate of Incorporation, to be filed and become
          effective immediately following this offering.
 *3.4     Amended and Restated Certificate of Incorporation, to be
          filed and become effective immediately following this
          offering.
 *3.5     Form of Bylaws to become effective upon Registrant's
          reincorporation in Delaware.
  4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 10.5 and 10.11.
 *4.2     Specimen common stock certificate.
 *5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1     Form of Indemnification Agreement between the Company and
          each of its directors and officers.
*10.2     1995 Stock Plan.
 10.3     1998 Equity Incentive Plan.
 10.4     Series D Preferred Stock Purchase Agreement dated February
          27, 1998.
 10.5     Investor Rights Agreement dated February 27, 1998.
*10.6     Sublease Agreement for Offices located at 4151 Ashford
          Dunwoody Rd., Atlanta, Georgia, between Landacorp and Unisys
          Corporation, dated September 1, 1991.
*10.7     Lease Agreement for offices located on Fortress Avenue,
          Chico, CA, between Landacorp and Fortress Development Group, dated March 8, 1999.
 10.8     Restricted Stock Purchase Agreement of Eugene Santa
          Cattarina, dated October 20, 1998.
 10.9     Restricted Stock Purchase Agreement of Stephen Kay, dated
          October 20, 1998.

    10.10  Restricted Stock Purchase Agreement of Bryan Lang, dated October 20, 1998.
    10.11  Voting Rights Agreement dated February 27, 1998.
   *10.12  Licensing Agreement by and between Interqual, Incorporated and Landa management Systems Corporation, dated September 8, 1992.
   *10.14  Sublicensor Agreement by and between Interqual(R) Incorporated and Landa Management Systems, effective
           April 15, 1994.
   *10.15  Distribution Agreement for Interqual(R)Medical Appropriateness Review Systems, signed on January 1,
           1996.
   *10.16  License Agreement - Software Developers, between Milliman & Robertson, Inc. and Landacorp, dated August
           17, 1998.
    23.1   Consent of Independent Accountants
   *23.2   Consents of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
    24.1   Powers of Attorney (included in this Registration Statement at page II-5)
    27.1   Financial Data Schedule

------------------------
* To be filed by amendment

(b) Financial Statement Schedules

        Schedule II -- Valuation and Qualifying Accounts

        Other schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on September 20, 1999.

                                          By:
                                            /s/ STEPHEN P. KAY
                                            ------------------------------------
                                                       Stephen P. Kay
                                                  Chief Operating Officer
                                                and Chief Financial Officer
                                            (Principal Financial and Accounting
                                                           Officer)

                               POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Eugene Santa Cattarina and Stephen P. Kay, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 20, 1999:

                      SIGNATURE                                             TITLE
                      ---------                                             -----
             /s/ EUGENE SANTA CATTARINA                  President, Chief Executive Officer and
-----------------------------------------------------    Director
               Eugene Santa Cattarina

                 /s/ STEPHEN P. KAY                      Chief Operating Officer
-----------------------------------------------------    and Chief Financial Officer
                   Stephen P. Kay                        (Principal Financial and Accounting Officer)

                  /s/ BRYAN H. LANG                      Chief Technology Officer,
-----------------------------------------------------    Chief Marketing Officer and Director
                    Bryan H. Lang

              /s/ THOMAS F. STEPHENSON                   Chairman of the Board of Directors
-----------------------------------------------------
                Thomas F. Stephenson

                  /s/ HOWARD E. COX                      Director
-----------------------------------------------------
                    Howard E. Cox

               /s/ JASON M. ROSENBLUTH                   Director
-----------------------------------------------------
                 Jason M. Rosenbluth

               /s/ JEROME H. GROSSMAN                    Director
-----------------------------------------------------
                 Jerome H. Grossman

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  *1.1     Form of Underwriting Agreement.
   3.1     Restated Articles of Incorporation of Landa Management
           Systems Corporation.
   3.2     Bylaws effective prior to Registrant's reincorporation in
           Delaware.
  *3.3     Certificate of Incorporation, to be filed and become
           effective immediately following this offering.
  *3.4     Amended and Restated Certificate of Incorporation, to be
           filed and become effective immediately following this
           offering.
  *3.5     Form of Bylaws to become effective upon Registrant's
           reincorporation in Delaware.
   4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 10.5 and 10.11.
  *4.2     Specimen common stock certificate.
  *5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
  10.1     Form of Indemnification Agreement between the Company and
           each of its directors and officers.
 *10.2     1995 Stock Plan.
  10.3     1998 Equity Incentive Plan.
  10.4     Series D Preferred Stock Purchase Agreement dated February
           27, 1998.
  10.5     Investor Rights Agreement dated February 27, 1998.
 *10.6     Sublease Agreement for Offices located at 4151 Ashford
           Dunwoody Rd., Atlanta, Georgia, between Landacorp and Unisys
           Corporation, dated September 1, 1991.
 *10.7     Lease Agreement for offices located on Fortress Avenue,
           Chico, CA, between Landacorp and Fortress Development Group, dated March 8, 1999.
  10.8     Restricted Stock Purchase Agreement of Eugene Santa
           Cattarina, dated October 20, 1998.
  10.9     Restricted Stock Purchase Agreement of Stephen Kay, dated
           October 20, 1998.
  10.10    Restricted Stock Purchase Agreement of Bryan Lang, dated
           October 20, 1998.
  10.11    Voting Rights Agreement dated February 27, 1998.
 *10.12    Licensing Agreement by and between Interqual, Incorporated and Landa management Systems Corporation, dated September 8,
           1992.
 *10.14    Sublicensor Agreement by and between Interqual(R)
           Incorporated and Landa Management Systems, effective April
           15, 1994.
 *10.15    Distribution Agreement for Interqual(R)Medical
           Appropriateness Review Systems, signed on January 1, 1996.
 *10.16    License Agreement - Software Developers, between Milliman &
           Robertson, Inc. and Landacorp, dated August 17, 1998.
  23.1     Consent of Independent Accountants
 *23.2     Consents of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
  24.1     Powers of Attorney (included in this Registration Statement at page II-5)
  27.1     Financial Data Schedule

------------------------
* To be filed by amendment